Exhibit 1.10

Notice to U.S. Investors

The proposed transaction relates to the securities of CaixaBank, S.A. and Bankia, S.A., both companies incorporated in Spain. Information distributed in connection with the proposed transaction and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein are prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed transaction, since the companies are located in Spain and some or all of their officers and directors are residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares otherwise than under the proposed transaction, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.

The ordinary shares of CaixaBank, S.A. have not been and are not intended to be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States of America except pursuant to an applicable exemption from the registration requirements of such Act.

Translation for information purposes only, in case of discrepancy between this English version and the original Spanish version of the Document, the Spanish version shall prevail

THIS DOCUMENT AND OTHER DOCUMENTATION THAT ACCOMPANIES IT OR IS INCORPORATED BY REFERENCE IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

This document is not a prospectus and constitutes a document with information describing the transaction and its impact on the issuer as referred to in article 1, sections 4.g) and 5.f), respectively, (the “Document”) of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (“Regulation 2017/1129”), relating to CaixaBank, S.A. (“CaixaBank” or the “Company”). This Document does not require the approval envisaged in article 20 of Regulation 2017/1129 and, therefore, it has not been approved by any authority. All the references made to CaixaBank or to the Company must be understood as including all the companies that form part of the business group of which CaixaBank is the parent (hereinafter, the “CaixaBank group”). This Document is available on the Company's website (www.CaixaBank.com).

CaixaBank, S.A.

The transaction to which this Document refers is the merger through absorption of Bankia, S.A. (“Bankia”), as the absorbed company, by CaixaBank, as the absorbing company, with the termination, via dissolution without liquidation, of Bankia, and the transfer, by universal succession, of Bankia's assets and liabilities as a whole to CaixaBank, which will acquire, by universal succession, all the rights and obligations of Bankia (the “Merger”). The Merger will take place under the terms envisaged in articles 22 and following of Law 3/2009 of 3 April on structural changes to companies (“Law on Structural Changes to Companies”).

As a result of the Merger, the shareholders of Bankia will receive shares in CaixaBank in exchange for their Bankia shares. The exchange ratio of the shares of the entities participating in the Merger will be of 0.6845 newly issued shares in CaixaBank, each of a nominal value of one euro, of the same characteristics and with the same rights as the existing shares in CaixaBank at the time of their issue, for every share (one) in Bankia, of a nominal value of one euro. Supplementary cash payment is not provided for, without prejudice to the implementation of a mechanism for facilitating the exchange. CaixaBank will effect the exchange for Bankia shares via newly issued ordinary shares. To that end, CaixaBank will increase its share capital by the sum necessary to cover the exchange of Bankia shares via the issue and putting into circulation of the number of new ordinary shares required. In accordance with article 304.2 of Legislative Royal Decree 1/2010 of 2 July, which approves the consolidated text of the Law on Corporate Enterprises (“Law on Corporate Enterprises”), no pre-emptive rights will be provided for, and the subscription of the shares will be reserved for holders of Bankia shares.

The maximum number of CaixaBank shares to be issued to effect the Merger exchange is 2,079,209,002 ordinary shares in CaixaBank, each of a nominal value of one euro, which represents a capital increase of a maximum nominal sum of 2,079,209,002 euros. The sum of the capital increase may be lower depending on the treasury shares held by Bankia or any shares in Bankia that CaixaBank, where applicable, holds when the Merger becomes effective. CaixaBank will request admission to trading for the new shares issued to effect the Merger exchange on the Barcelona, Bilbao, Madrid and Valencia stock exchanges, for contracting via the Spanish Stock Exchange Interconnection System (Continuous Market), and will perform all required legal procedures to that end.

The notice, publication or distribution of this Document in jurisdictions other than Spain may be restricted by law and, therefore, any person subject to the laws of any jurisdiction other than Spain must inform itself and observe the applicable requirements.

27 October 2020

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Important notice

This Document has not been approved or registered by the CNMV nor any other supervisory authority in another jurisdiction. In any case, the Document is subject to the Spanish law applicable at the time it is published and it is not aimed at any natural or legal person resident in other jurisdictions.

In particular, the ordinary shares of CaixaBank have not been and are not intended to be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States of America except pursuant to an applicable exemption from the registration requirements of such Act.

THE NOTICE, PUBLICATION OR DISTRIBUTION OF THIS DOCUMENT IN JURISDICTIONS OTHER THAN SPAIN MAY BE RESTRICTED BY LAW AND, THEREFORE, ANY PERSON SUBJECT TO THE LAWS OF ANY JURISDICTION OTHER THAN SPAIN MUST INFORM ITSELF AND OBSERVE THE APPLICABLE REQUIREMENTS.

This Document is solely for information purposes and is not aimed at providing a financial advisory service nor making an offer to sell, exchange, acquire or solicitation to acquire any type of securities, financial products or services of CaixaBank or of any other companies stated in the Document. Any persons acquiring securities of the companies affected by the Merger must do so based on their own judgement or because of the securities' suitability for their purpose and based solely on the information contained in the public documentation drafted and registered by CaixaBank or Bankia, receiving advice if they consider this necessary or appropriate based on the circumstances.

This Document may contain statements on business projections and estimates on future business and yields that has been drafted fundamentally based on estimates made. Such projections and estimates represent the current judgements on the future business expectations, but certain risks, uncertainties and other relevant factors may lead to materially different results than expected. Those factors, among others, refer to the market situation, macroeconomic factors, regulatory and government guidelines; movements in Spanish and international stock markets, exchange rates and interest rates; changes in the financial position of the clients, debtors and counterparties, etc. Such factors, together with the risk factors stated in the “Risk factors” section of this Document, may adversely affect the business of the company resulting from the Merger and the behaviour and results described. Other unknown or unpredictable variables, or where there are uncertainties about the performance and potential impacts, may lead to materially different results to those described in the projections and estimates. Previous financial statements and growth rates must not be understood as a guarantee of performance, future results or share behaviour and price (including profit per share). None of the content of this Document must be taken as a projection of future earnings or profits.

As referred to in this Document (see “Risk factors–Risk factors relating to the Merger–This Document includes public information on Bankia, and CaixaBank has had limited access to the non-public information related to Bankia”), it is expressly warned that this Document contains information obtained from third parties and public information, whose accuracy, veracity and integrity have not been checked. None of the CaixaBank directors, managers or employees are implicitly or expressly obligated to guarantee that the information is accurate, precise, full or complete or maintain it updated or correct it in the event of detecting any deficiency, error or omission. Likewise, when reproducing such content through any means, any changes deemed appropriate can be added or the current elements partially or fully omitted and, in the event of a discrepancy with this Document, no liability is assumed. This statement must be taken into account by all the persons or entities adopting decisions or drafting or disclosing opinions regarding the securities issued by the Company and, in particular, by the analysts and investors who access this Document. They are all warned of the need to consult the public documentation and information disclosed or registered before the CNMV by the entities participating in the Merger.

In addition, be warned that this Document contains unaudited financial information. In particular, the information incorporated by reference to this Document contains certain Alternative Performance Measures (“APMs”) as defined in the Guidelines on Alternative Performance Measures issued by the European Securities and Markets Authority on 30 June 2015 (ESMA/2015/1057), which must be considered as additional information and they do not, in any event, replace the financial information prepared under the International Financial Reporting Standards (the “IFRS”). Likewise, the definition and calculation of those measures may differ from other similar measures calculated by other companies and, therefore, they may not be comparable. Please check the financial statements of the entities participating in the Merger incorporated by reference to this Document, in accordance with that stated in the “Explanatory Note” section, for details about the APMs used and for the reconciliation of certain management indicators with the indicators shown in the consolidated financial statements prepared under the IFRS.

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TABLE OF CONTENTS

Important notice	2
Explanatory Note	4
Risk factors	7
1. Persons responsible for drawing up the document, third party information and experts report	14
2. Information on the issuer and on the offeree company, company being acquired or company being divided	16
3. Description of the transaction	27
4. Equity securities offered to the public or admitted to trading on a regulated market for the purpose of the transaction	42
5. Impact of the transaction on the issuer	46
6. Documents available	50
Appendix. Report from PricewaterhouseCoopers Auditores, S.L. on the pro forma financial information, which contains the pro forma consolidated financial information of CaixaBank and Bankia as at 30 June 2020	51

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Explanatory Note

The Document jointly comprises:

(i)	the information prepared expressly for this Document and contained in its text;

(ii)	the report from the Auditors (as defined in the Document) on the pro forma financial information attached as an Appendix to this Document, which contains the pro forma consolidated financial information of CaixaBank and Bankia as at 30 June 2020; and

(iii)	the following documents, which are incorporated by reference to this Document and are not included as attached documents, together with an indication of where to consult them:

1.	CaixaBank's consolidated financial statements (“CAC 2019”), audit report, consolidated management report (“IGC 2019”), and annual corporate governance report (“IAGC 2019”) for 2019 (https://www.caixabank.com/deployedfiles/caixabank/Estaticos/PDFs/Informacion_accionistas_inversores/Informacion_Economica_Financiera/
MEM_GRUPCAIXABANK_31122019_WEB_ING.pdf);

2.	CaixaBank's condensed interim consolidated financial statements (“EFI 2020”), limited review report and consolidated interim management report (“IGI 2020”) for the six months ending on 30 June 2020 (https://www.caixabank.com/deployedfiles/caixabank/Estaticos/PDFs/Informacion_accionistas_inversores/
MEMIdGGRUPCAIXABANK30062020-ING.pdf);

3.	Bankia's consolidated financial statements (“CAC Bankia 2019”), audit report, consolidated management report (“IGC Bankia 2019”), and annual corporate governance report for 2019 (https://www.bankia.com/recursos/doc/corporativo/20121001/ingles74659/annual-report-consolidated-financial-statements-2019.pdf);

4.	Bankia's condensed interim consolidated financial statements (“EFI Bankia 2020”), audit report and consolidated interim management report (“IGI Bankia 2020”) for the six months ending on 30 June 2020 (https://www.bankia.com/recursos/doc/corporativo/2020/07/31/bankia-1h-2020-audited-consolidated-financial-statements-and-interim-management.pdf);

5.	CaixaBank's Universal Registration Document approved by the Spanish National Securities Market Commission (“CNMV”) on 23 April 2020 (https://www.caixabank.com/deployedfiles/caixabank/Estaticos/PDFs/Informacion_accionistas_inversores/DRU2020INGCompleto.pdf), plus its amendment approved by the CNMV on 7 May 2020 (https://www.caixabank.com/deployedfiles/caixabank/Estaticos/PDFs/Informacion_accionistas_inversores/ModificacionDocumento
Registromayo2020ING.pdf), its supplement approved by the CNMV on 18 August 2020 (https://www.caixabank.com/deployedfiles/caixabank/Estaticos/PDFs/Informacion_accionistas_inversores/SuplDocumentoRegistro1H2020_ENG.pdf), and its supplement approved by the CNMV on 29 September 2020 (https://www.caixabank.com/deployedfiles/caixabank/Estaticos/PDFs/Informacion_accionistas_inversores/SuplDocumentoRegistrofusion_ENG.pdf)
(all of them, the “Supplemented DRU”);

6.	Bankia's Universal Registration Document approved by the CNMV on 20 October 2020 (“DRU Bankia”) (https://www.bankia.com/recursos/doc/corporativo/20121002/ingles/registration-document-2020.pdf);

7.	the joint merger plan (https://www.caixabank.com/deployedfiles/caixabank/Estaticos/PDFs/Informacion_accionistas_inversores/ Gobierno_corporativo/Bankia/Proyecto_fusion_Bankia_en.pdf);

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8.	the report from CaixaBank's directors, including those subscribed by the directors containing: (i) a report on the capital increase inherent to the Merger; (ii) a report on the necessary capital increases to cover the conversion of the two outstanding issuances of contingent perpetual bonds convertible into shares which Bankia has in circulation; and (iii) the fairness opinion by Morgan Stanley & Co. International Plc. as its financial advisor regarding the exchange ratio, and its sworn translation into Spanish provided merely for information purposes (https://www.caixabank.com/deployedfiles/caixabank/Estaticos/PDFs/Informacion_accionistas_inversores/Informe_CXB_comun_fusion_en.pdf);

9.	the report from Bankia's directors (https://www.caixabank.com/deployedfiles/caixabank/Documentos/Informacion_Accionistas_Inversores/Informe_Bankia_comun_fusion_en.pdf);

10.	the report from the independent expert designated by the Companies Register of Valencia, BDO Auditores, S.L.P., on the joint merger plan (https://www.caixabank.com/deployedfiles/caixabank/Documentos/Informacion_Accionistas_Inversores/Informe_experto_comun_fusion_en.pdf);

11.	the individual and consolidated financial statements and management reports of CaixaBank and Bankia for the last three years, together with the corresponding audit reports, including documents 1 and 3 stated herein (available at the following link https://www.caixabank.com/informacion-para-accionistas-e-inversores/informacion-general/fusiones/documentacion-fusion-caixabank-y-bankia/
cuentas-anuales-individuales-y-consolidadas_en.html);

12.	CaixaBank's merger balance sheet for the period ending 30 June 2020, with the corresponding audit report (https://www.caixabank.com/deployedfiles/caixabank/Documentos/Informacion_Accionistas_Inversores/Balance_fusion_CaixaBank_en.pdf);

13.	CaixaBank's Articles of Association in force (https://www.caixabank.com/deployedfiles/caixabank/Estaticos/PDFs/Informacion_accionistas_inversores/Estatutos_Sociales_CBK_vigentes_EN.pdf);

14.	Bankia's Articles of Association in force (https://www.caixabank.com/deployedfiles/caixabank/Estaticos/PDFs/Informacion_accionistas_inversores/Estatutos_sociales_Bankia_vigentes_EN.pdf);

15.	the full text of the Articles of Association of CaixaBank, the absorbing company, which will be applicable once the Merger is effected (https://www.caixabank.com/deployedfiles/caixabank/Estaticos/PDFs/Informacion_accionistas_inversores/
Estatutos_Sociales_CBK_tras_la_fusion_EN.pdf);

16.	the identity of the current directors of CaixaBank and Bankia (and their corresponding appointment dates), plus the identity of the directors of CaixaBank expected to be proposed as a result of the Merger (https://www.caixabank.com/deployedfiles/caixabank/Estaticos/PDFs/Informacion_accionistas_inversores/Identidad_admin_CBX_Bankia_en.pdf);

17.	the announcement of Caixabank's General Meeting that will resolve on the Merger, including the agenda (https://www.caixabank.com/deployedfiles/caixabank/Estaticos/PDFs/Informacion_accionistas_inversores/Gobierno_corporativo/
Junta_General_Accionistas/2020/Diciembre/Convocatoria_JGE_2020_EN.pdf);

18.	the announcement of Bankia's General Meeting that will resolve on the Merger, including the agenda (https://www.bankia.com/recursos/doc/corporativo/2020/10/26/notice-of-call-2020-extraordinary-gms.pdf);

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19.	the resolutions proposed to Caixabank's General Meeting that will resolve on the Merger (https://www.caixabank.com/deployedfiles/caixabank/Estaticos/PDFs/Informacion_accionistas_inversores/Gobierno_corporativo/
Junta_General_Accionistas/2020/Diciembre/Propuestas_de_acuerdo_JGE_EN.pdf);

20.	the resolutions proposed to Bankia's General Meeting that will resolve on the Merger (https://www.bankia.com/recursos/doc/corporativo/2020/10/26/proposed-resolutions-2020-extraordinary-gms.pdf);

21.	inside information notice from CaixaBank of 1 October 2020, under registration number 476 (https://www.caixabank.com/StaticFiles/pdfs/201001_IP_Emision_en.pdf);

22.	other relevant information notice from CaixaBank of 18 September 2020, under registration number 4507 (https://www.caixabank.com/StaticFiles/pdfs/200918_OIR_CRI_CABK_en.pdf);

23.	inside information notices from Bankia of 27 March 2020, 29 May 2020, 28 July 2020 and 15 September 2020, with registration numbers 122 (https://www.bankia.com/recursos/doc/corporativo/2020/01/15/20200327-00-ip-bkia-dividendo-plan-estrategico-2020-eng.pdf), 262 (https://www.bankia.com/recursos/doc/corporativo/2020/01/15/20200529-ip-bkia-delfine-2-eng.pdf), 361 (https://www.bankia.com/recursos/doc/corporativo/2020/01/15/01-02-ip-press-release-2q20.pdf), 362 (https://www.bankia.com/recursos/doc/corporativo/2020/01/15/02-02-ip-2q20-results-presentation.pdf), 363 (https://www.bankia.com/recursos/doc/corporativo/2020/01/15/03-02-ip-2q20-earnings-report.pdf) and 450 (https://www.bankia.com/recursos/doc/corporativo/2020/01/15/20200915-ip-bkia-modelos-consumo-de-capital-eng.pdf), respectively; and

24.	relevant information notices from Criteria Caixa, S.A.U. (“CriteriaCaixa”) of 26 May 2016 and 26 September 2017, under registration numbers 239129 (https://www.criteriacaixa.com/pdfs/HR%20The%20Company%20informs%20about%20its%20intent%20in%20regard%20to%20prudential%20
deconsolidation.pdf) and 256742
(https://www.criteriacaixa.com/pdfs/HR%20CNMV%2026.09.2017%20ENG.pdf), respectively.

Unless otherwise stated, the references in this Document made to other documents, e.g. other reports and websites, are merely for information purposes. The content of those other documents or websites is not incorporated by reference to this Document and must not be considered to be a part hereof for any purposes.

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Risk factors

The Merger implies certain risks. Investors must take into account and carefully assess the following risks and uncertainties, together with other information provided in this Document (including the information incorporated by reference hereto and, in particular, the risk factors included in the Supplemented DRU and in the DRU Bankia), in the joint merger plan and in any other document that must be made available to the shareholders and investors in accordance with the applicable regulations within the framework of the Merger. If any of the following risks and uncertainties take place, the business, prospects, results of operations, financial condition and cash flows of the company resulting from the Merger may be adversely affected. Likewise, the stated risks may have an adverse effect on the share price of the company resulting from the Merger, and the shareholders and investors could lose all or part of their investment.

There may also be other risks and uncertainties of which CaixaBank is currently unaware or that CaixaBank does not currently believe are material that could harm the Merger, the equity securities offered to the public or admitted to trading on a regulated market for the purposes of the Merger, or the business, governance, prospects, results of operations, financial condition and cash flows of the company resulting from the Merger and which, if they occur, could cause the value of the shares of the company resulting from the Merger to decline and the shareholders to lose all or part of their investment. Such risks and uncertainties include, among others, the uncertainties in the geopolitical and macroeconomic context; the persistence of low interest rates; the entry of new competitors with the possibility of disruption; the risks related to cybersecurity; the risks related to climate change; the developments in the legal, regulatory or supervision frameworks; the operational, technological and other risks; and the reliability of the financial information. Consequently, the risks and uncertainties described below are not the only ones to which the Merger, the equity securities offered to the public or admitted to trading for the purposes of the Merger, and the company resulting from the Merger, are exposed.

Risk factors relating to the Merger

The Merger may not be effective if certain conditions precedent are not met

The effectiveness of the Merger is subject to certain conditions precedent, as stated in section 3.2.4 of this Document, which are as follows: (i) the Minister for Economic Affairs and Digital Transformation must authorise the Merger; (ii) the National Commission on Markets and Competition must authorise the financial concentration resulting from the Merger; (iii) no objection must have been made by the General Directorate of Insurances and Pension Funds, the CNMV or the Bank of Spain to the acquisition by CaixaBank, as a result of the Merger, of significant holdings in companies subject to the supervision of these entities (either expressly declared or because of the expiration of the maximum period established without the objection having been expressed); (iv) no objection must have been made by the European Central Bank to the acquisition of significant holdings in CaixaBank, as a result of the Merger (either expressly declared or because of the expiration of the maximum period established without the objection having been expressed); and (v) the authorisation or, as the case may be, non-objection must have taken place by the corresponding supervisory authorities (including, in particular, the European Central Bank, the Bank of Spain, the General Directorate of Insurances and Pension Funds and the CNMV) to the acquisition by those who will be shareholders of CaixaBank, after the Merger, of significant indirect holdings in companies in which CaixaBank has an interest and which are subject to the supervision of said entities.

Compliance with the aforementioned conditions precedent does not depend on the entities participating in the Merger, but on the competent administrative authorities in each case, and failure to comply with any or all of those conditions may impede, delay or, in any other way, materially and adversely affect the effectiveness of the Merger, so there is no guarantee that the Merger will take place or, if it does, that it will be subject to compliance with any of the conditions imposed the administrative authorities involved in the various authorisation procedures; in particular, compliance with the conditions imposed by the National Commission on Markets and Competition. If the Merger does not take place, this could imply certain financial and regulatory costs and, where applicable, reputational costs for each of the entities participating in the Merger, which could materially and adversely affect the value of their shares and the future business plans, business, prospects, results of operations, financial condition and cash flows of those entities.

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This Document includes public information on Bankia, and CaixaBank has had limited access to the non-public information related to Bankia

When drafting this Document, CaixaBank has based itself on the public information published by Bankia, such as the DRU Bankia approved by the CNMV on 20 October 2020, on the financial statements published by Bankia, and on the regulated information published by Bankia, which is incorporated by reference to this Document, in accordance with that stated in the “Explanatory Note” section.

CaixaBank has not independently verified the accuracy, veracity and integrity of any of the financial, regulatory, operational or other data related to Bankia disclosed in its public information nor in any of the documents published by Bankia and incorporated by reference to this Document, including the full content of the DRU Bankia. Additionally, CaixaBank has not participated in the drafting, materiality judgement, probability, specificity or adverse material effect, nor in the validation, of the information contained in the DRU Bankia and, specifically, in the description of the risk factors contained therein. Bankia's public information may be inaccurate or incomplete, omit material issues, or not be updated. Although CaixaBank does not have evidence to indicate that the information on Bankia analysed before the approval and signature of the joint merger plan by the Board of Directors is inaccurate, incomplete, omits material issues or is not updated, it cannot guarantee that such information is accurate, complete and updated, which could have a material adverse effect on the business, prospects, financial condition, results of operations and cash flows of the company resulting from the Merger and potential reputational costs.

Hidden or unknown liabilities and defects may emerge after the Merger

Prior to the approval and signing of the joint merger plan, which contains the terms of the transaction, CaixaBank performed a due diligence on Bankia as the absorbed company, with a necessarily limited scope. CaixaBank’s analysis and risk evaluation prior to the approval and signing of the joint merger plan was based on the accuracy and completeness of the information available to CaixaBank. CaixaBank could not independently verify the accuracy or completeness of all the information and as a result, investors are cautioned not to place undue reliance on all the information.

Therefore, all the assets and liabilities transferred and acquired, by universal succession, by CaixaBank as a result of the Merger may be subject to hidden material liabilities or defects that were not apparent or known by CaixaBank or which were not detected at the time of the review, or contingencies derived from past events which CaixaBank was unaware of or could not anticipate. Therefore, the company resulting from the Merger may incur unexpected liabilities, contingencies and further costs.

Not identifying those hidden liabilities or defects may prevent CaixaBank from meeting the purposes and objectives on which the decision to carry out the Merger were based (set out in section 3.1 of this Document) or from meeting them in the expected way, specifically, not achieving efficiency, optimisation, performance, growth, market positioning or synergies which were expected. Those hidden liabilities or defects could, in any case, materially and adversely affect the business, prospects, financial condition, results of operations and cash flows of the company resulting from the Merger, as well as could imply a potential reputational cost.

For such purposes, the Merger exchange ratio was set by the Boards of Directors of the entities participating in the Merger at the time of the joint merger plan on 17 September 2020 so, if the aforementioned hidden liabilities and defects emerge before the Merger is effected, this could affect the share value of the entities participating in the Merger.

CaixaBank may be unable to successfully integrate Bankia's business from an operational perspective

Bankia's integration into CaixaBank after the Merger could prove to be complex and may imply difficulties beyond CaixaBank's control, and the benefits and synergies from such integration may not be in line with expectations. For example, CaixaBank may have to deal with difficulties and obstacles as a result of, among other issues, conflicts between the respective cultures, business policies or compensation structures of CaixaBank and Bankia, the commitments assumed in material contracts and strategic alliances, or the need to implement, integrate and harmonise diverse business operating procedures and financial, accounting, reporting, information or other systems of both entities, or as a result of the criteria of the credit rating agencies. Such difficulties could materially and adversely affect the business, prospects, financial condition, results of operations and cash flows of the company resulting from the Merger, the Company’s ability to maintain, after the Merger, relationships with the employees and suppliers or other business relations, and generate unexpected damages and expenses. There is also an integration risk related to the service provision and retention of customers which, until the Merger, belonged to Bankia, as well as the transition of Bankia's business, which could materially and negatively affect the business, prospects, financial condition, results of operations and cash flows of the company resulting from the Merger.

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To consolidate the anticipated benefits of the Merger, CaixaBank must, in an efficient and effective way, successfully combine its business with Bankia's, overcoming the difficulties arising from the process. In the event it cannot reach its objectives (within the anticipated timeframe, or at all), or if the assumptions for its expectations were incorrect, the anticipated benefits and the efficiency, optimisation, performance, growth, expected market positioning or synergies expected from the Merger may not be fully realised (or at all), or may take longer than expected to be realised, which could materially and negatively affect the business, prospects, financial condition and results of operations of the company resulting from the Merger.

Additionally, since most of CaixaBank's management needs to focus on the issues arising from the integration with Bankia and not on the normal business operations of CaixaBank, this could have an adverse effect on CaixaBank's business, especially considering the general economic conditions, which may evolve adversely in Spain. The company resulting from the Merger may not be able to react in a timely and effective way to the market changes while it is involved in the process of integrating both businesses.

Likewise, certain key employees may leave the company resulting from the Merger due to factors related to the difficulty in integrating both entities, the difficulties in an efficient management of a larger number of employees, or the uncertainty about the company resulting from the Merger. If CaixaBank is unable to manage the integration of both entities efficiently, this could have a material adverse effect on the business, prospects, financial condition, results of operations and cash flows of the company resulting from the Merger.

The pro forma financial information prepared by CaixaBank and included in this Document is provided as an example and may not adequately represent, or may substantially differ from, the situation of the company resulting from the Merger

As a result of the Merger providing a significant gross change for CaixaBank, in accordance with the definition of it set out in article 1(e) of Commission Delegated Regulation (EU) 2019/980 of 14 March 2019, supplementing Regulation (EU) 2017/1129 of the European Parliament and of the Council as regards the format, content, scrutiny and approval of the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, the Company includes in this Document, pro forma financial information which describes how the transaction might have affected the Company's assets, liabilities and earnings had the transaction been undertaken at the commencement of the period being reported on or at the date reported. That information is not audited (without prejudice to the report drafted by the issuer's independent auditors stating that the pro forma financial information has been properly compiled on the basis stated and that the stated basis is consistent with the Company's accounting policies) and is prepared solely for information purposes. For more details about that pro forma information, see section 5.6 of this Document.

The unaudited pro forma financial information does not represent the financial condition and actual operations of the company resulting from the Merger, nor does it aim to project CaixaBank's operating results in any future period or the financial condition of CaixaBank at any future date, and does not show any adjustment to the debts that must be made to integrate those groups in CaixaBank's business model, nor other expenses which must be incurred by CaixaBank to carry out that integration. Likewise, that information may differ, in some aspects, from the information made public by Bankia as a result of making certain necessary adjustments in relation to the preparation of the pro forma financial information.

Also, if other criteria are used to draft the pro forma financial information, the results may be different and, therefore, the information provided may not be compatible with the data obtained using different assumptions.

As a result, the unaudited pro forma financial information must not be used as an indicator of the future results of CaixaBank's operations once Bankia's assets and liabilities are included in the Company, and investors are warned about this circumstance.

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Risk factors relating to the equity securities

The shares offered in the Merger's exchange are reserved for the holders of Bankia shares, so CaixaBank's current shareholders will see their interest in the Company's capital diluted

The businesses of CaixaBank and Bankia will be integrated by merging Bankia into CaixaBank, with the termination without liquidation of Bankia and the transfer, by universal succession, of all its assets and liabilities to CaixaBank, where Bankia shareholders will receive newly issued CaixaBank shares in exchange, in accordance with the exchange ratio envisaged in section 3.4.2 of this Document. To that end, CaixaBank will increase its share capital by the sum necessary to cover the exchange of Bankia shares via the issue and putting into circulation of the number of new ordinary shares required, whose subscription will be reserved for the holders of Bankia shares, without there being pre-emptive rights in accordance with article 304.2 of the Law on Corporate Enterprises.

Therefore, the current CaixaBank shareholders cannot subscribe the new ordinary shares that are issued as a result of the Merger, and their interest will be diluted by 25.8% (see section 4.5.2 of this Document for more information about this calculation).

FROB's potential divestment may affect the market price of the CaixaBank shares

As a result of the Merger, the shares indirectly owned by FROB in Bankia, through its stake in BFA Tenedora de Acciones, S.A. (“BFA”), will become ordinary shares of CaixaBank in the amount resulting from applying the exchange ratio envisaged in the joint merger plan. This means that the execution of FROB's divestment of its indirect stake in Bankia, whose term could be on or before 31 December 2021, will be carried out by selling ordinary shares in CaixaBank.

Without prejudice to the possibility of requesting additional extensions, the Company cannot predict the way in which that potential sale will take place or the number of shares that will be sold each time, whether this will be in one or several transactions, or if they will be in or outside the market. The sale of substantial shares by FROB or the perception that those sales will take place could reduce and adversely affect the market price for the CaixaBank shares. This could also make it difficult for the CaixaBank shareholders to sell their shares at the time and for the price that they deem appropriate.

The Company may at some point in the future issue additional shares or convertible securities, which may dilute shareholders’ interest in the Company

Following the Merger, the Company may decide to carry out additional issuances of shares or issue convertible securities in the future. New shares could be issued through a capital increase, either in exchange for a monetary or non-monetary contribution, or through the exercise of conversion rights by holders of bonds convertible into shares or similar instruments convertible into shares. Shareholders could see their shareholding in CaixaBank’s share capital diluted by any such capital increases if they do not exercise their pre-emptive rights or if such rights are totally or partially excluded, in accordance with the Law on Corporate Enterprises.

The Company's General Shareholders’ Meeting held on 22 May 2020 approved a resolution authorising the Board of Directors, in accordance with article 297.1.b) of the Law on Corporate Enterprises, to increase share capital without previously convening an General Shareholders’ Meeting by a maximum nominal amount of 2,990,719,015 euros. The Board of Directors may exercise that authorisation within five years, on one or more occasions and at any time, and subject to any conditions that it may deem appropriate. The authorisation includes the power to exclude the pre-emptive rights to the shareholders, limited in general to the maximum amount of 1,196,287,606 euros.

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CaixaBank's Board of Directors has proposed the General Shareholders’ Meeting that resolves on the Merger to approve the two capital increases to effect the conversion of the Bankia Issuances (as defined later on) so that, if the Merger takes place and when the time comes, it can comply with the conversion of the contingent perpetual bonds convertible into shares issued by Bankia before the Merger. Those resolutions are expected to be approved by the General Shareholders’ Meeting. Within the framework of the resolutions, it will be possible to partially or fully execute, on each occasion, under the terms set out in the resolutions proposed to the CaixaBank's General Shareholders’ Meeting which resolves on the Merger, the capital increase required to cover the conversion by issuing new ordinary shares in CaixaBank with the same nominal value and the same rights as the outstanding shares on the dates on which the corresponding capital increase resolution is executed, up to a maximum amount which will be determined based on the total nominal amount of each issuance, the new floor price and the floor price adjustments which, where appropriate, are applicable (the number of specific shares to be issued and the amount of the capital increase will be determined whenever it is carried out, in accordance with the terms and conditions of the corresponding series of bonds). The CaixaBank shareholders will not be entitled to pre-emptive rights in those capital increases, in accordance with article 304 of the Law on Corporate Enterprises. For more information, see section 3.4.3 of this Document.

As of the date of this Document, and after the New Issuance (as defined and set out in section 2.1.5(C) of this Document), the amount corresponding to the New Issuance does not exceed the maximum limit of the 2,990,719,015 euros approved by the General Shareholders’ Meeting in its resolution on 22 May 2020. A potential conversion of the contingent securities into shares in the future could dilute the shareholders' interest in the Company's capital.

Therefore, the Company can carry out in the future further capital increases without previously convening a General Shareholders’ Meeting. In that case, the CaixaBank shareholders may see their stake diluted when they do not exercise the pre-emptive rights or the latter are partially or fully excluded.

In accordance with the joint merger plan, both CaixaBank and Bankia have undertaken, from the date of the joint merger plan and until the date of the registration of the notarial instrument of Merger with the Companies Register of Valencia, the commitment that their respective governing bodies, management teams and managers, and of the companies in their respective groups, will carry out their activity in the ordinary course of business in accordance with their usual practices, observing sound and prudent management procedures in these practices with the diligence of an orderly businessman, in compliance of the applicable regulations and in a manner largely coherent and consistent with their usual practices, without making any major changes to their strategy and management; and not perform any act or enter into any contract that could compromise the approval or coming into force of the merger or substantially amend its bases, terms and conditions by significantly altering the balance sheets of the entities, and thus affect the exchange ratio of the shares described in section 3.4.2 below (the actions undertaken owing to legal requirements or required by competent supervisory bodies or regulators will not constitute a non-performance of the undertakings assumed).

The value of the CaixaBank shares may be affected by the coronavirus pandemic

Without prejudice to the risk factor related to the Coronavirus Pandemic (as defined below) of CaixaBank, incorporated by reference to this Document as part of the Supplemented DRU, in accordance with that set out in the “Explanatory Note” section, and which forms part of the section called “–Risk factors on the issuer's activities, governance and/or financial information immediately after the Merger”, the uncertainty surrounding the global pandemic caused by COVID-19 (the “Coronavirus Pandemic”) and its effects on the world economy, as of the date of this Document, may increase financial market volatility. The Coronavirus Pandemic could, among other effects, negatively affect the market value and the trading of the CaixaBank shares, including those offered in exchange for the purpose of the Merger.

The Company cannot assure that it will be able to implement its Dividend Policy or to pay dividends (and even if able, that the Company would do so)

If there are any distributable profits, the dividend payment must be approved in a resolution from the General Shareholders’ Meeting at the proposal of the Board of Directors (or a resolution from the Board of Directors if there is an interim dividend). By applying the Company’s Dividend Policy, CaixaBank, unless there are economic, financial, business or regulatory circumstances or recommendations from the prudential supervisor or any other type justifying a change in its Dividend Policy, will allocate over 50% of its consolidated net profit to remunerating shareholders in cash.

The Company’s ability to distribute dividends by that amount depends on a number of circumstances and factors including, but not limited to, the amount of consolidated net profit attributable to the Company in any financial year, the levels of regulatory capital and the financial condition of the Company at any given time, its liquidity needs, the recommendations from the prudential supervisor and other relevant factors, which may also be affected by the risk factors described in this Document.

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In the future, the Company may not have cash available to pay dividends and even if the Company has adequate cash, the Company’s shareholders and Board of Directors may choose not to distribute dividends by the expected amount or not at all based on its own decision or to comply with a recommendation from the prudential supervisor.

Specifically, on 26 March 2020 the Board of Directors of CaixaBank resolved, among others, to modify the cash dividend amount proposed for 2019 to 0.07 euros per share from 0.15 euros per share, as a way of exercising prudence and social responsibility. That dividend, which corresponds to 2019, was paid as a single dividend charged to 2019 on 15 April 2020; it was the only shareholder remuneration envisaged to be paid out of the 2019 results.

Likewise, to adapt the Company's situation to the new context resulting from the expansion of the Coronavirus Pandemic and as a way of exercising prudence and social responsibility, the Board of Directors resolved to partially amend the Dividend Policy in force, comprising the distribution of the cash dividend higher than 50% of the consolidated net profit, solely for 2020, to the distribution of the cash dividend not higher than 30% of the reported consolidated net profit. The Board of Directors stated its intention to allocate at least an amount higher than 50% of the consolidated net profit to the cash remuneration for future years, once the circumstances leading to that modification ceased.

Additionally, the European Central Bank published on 27 July 2020 a recommendation on dividend distributions during the Coronavirus Pandemic, recommending that until 1 January 2021 no dividends must be paid out and no irrevocable commitment to pay out dividends must be undertaken by credit institutions for the financial years 2019 and 2020 and that they refrain from share buy-backs aimed at remunerating shareholders. That recommendation may be extended in the future, and the European Central Bank may also issue other recommendations or rules which could restrict the dividend payments in other ways.

Consequently, the Company cannot assure that it will pay a dividend in the future in compliance with the Company’s Dividend Policy, or that it will pay any dividend.

Certain risks for holders of Bankia shares resident in the United States arising from the financial information of the Merger and in relation to the exercise of their rights

The Merger refers to the securities of CaixaBank and Bankia, both companies incorporated in Spain. Information distributed in connection with the Merger and the related shareholder vote is subject to Spanish notice requirements that are different from those of the United States. Financial statements and financial information included herein are prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for the holders of Bankia shares resident in the United States to enforce their rights and any claims they may have arising under the U.S. federal securities laws in respect of the Merger, since the companies are located in Spain and some or all of their officers and directors are residents of Spain. The holders of Bankia shares resident in the United States may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court's judgment.

It should be noted that the entities participating in the Merger may purchase shares otherwise than under the proposed transaction, such as in open market or privately negotiated purchases, at any time during the Merger.

Risk factors on the issuer's activities, governance and/or financial information immediately after the Merger

The risk factors on the company resulting from the Merger are set out in the “Risk factors” section of the Supplemented DRU, and in the “Risk factors” section of the DRU Bankia, both incorporated by reference to this Document, in accordance with that stated in the “Explanatory Note” section, since those risks will continue to apply to the company resulting from the Merger.

Regarding Bankia's risks, the Company believes that attention should be drawn to the following:

•	Sections “(2.18.1) Legal proceedings related to the primary public offering of 2011”, “(2.18.2) Other legal proceedings and/or claims in progress” and “(19) Provisions”, under “Procedural issues and litigation for pending taxes”) of the CAC Bankia 2019 disclose relevant information on the administrative, legal and arbitration proceedings which may generate an outflow of resources as a result of certain liabilities in those proceedings.

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•	The DRU Bankia, which was approved and registered with the official registers of the CNMV on 20 October 2020, includes in its section 3 under “Risk factors” and section 18.6 under “Legal and arbitration proceedings” information which may generate an outflow of resources as a result of certain liabilities through administrative, legal and/or arbitration proceedings.

•	Without prejudice to the information contained in those sections, disclosed by Bankia, either after the mandatory audit performed by Ernst & Young, S.L., in the case of the CAC Bankia 2019, or after the involvement of the regulatory powers entrusted by law to the CNMV, in the case of the DRU Bankia, it is expressly highlighted and warned that there are certain relevant risks which may have an adverse impact on the financial condition of Bankia and, therefore, of CaixaBank after effecting the Merger, such as the following: (i) the administrative, legal and arbitration claims arising from the marketing and management of hybrid instruments and the extinct restructuring plan of the BFA-Bankia Group; (ii) the losses arising from the proceedings related to Bankia's listing, within whose framework is specifically found the Summary Proceedings 1/2018, arising from Pre-Trial Summary Proceedings 59/12, before Central Investigation Court no. 4, which issued Acquittal decision dated 29 September 2020 by Criminal Court no. 4 (pending final decision, as of today), or Preliminary Ruling no. C-910/19, submitted by the Supreme Court of the Kingdom of Spain on 12 December 2019, which may set the outcome of the claims and/or lawsuits from the institutional investors; (iii) the risk arising from eliminating the floor clauses (cláusulas suelo), the clauses for the attribution of expenses arising from the contracting of mortgages and from the benchmark mortgage loan index (Índice de Referencia de Préstamos Hipotecarios); (iv) the risk related to the revolving credit card contracts; and (v) the lawsuit filed by the Association of the Minority Shareholders of Banco de Valencia “Apabankval” before Central Investigation Court no. 1, which issued a Conversion Order agreeing to continue the Pre-Trial Proceedings through summary proceedings, including, among others, BFA, Bankia, Bankia Habitat S.L. and Valenciana de Inversiones Mobiliarias, S.L., as the parties with vicarious civil liability, which is currently under appeal for reversal and subsequently under appeal to the decision to a higher court.

On another note, and as stated in the “Risk factors” sections of the Supplemented DRU and the DRU Bankia, as a result of the Coronavirus Pandemic, the Spanish government has approved several regulations to ensure that the financial institutions' efforts focus on the critical economic functions that they perform to support the economy as a whole, including, among others, Royal Decrees-Laws 6/2020, 8/2020 and 11/2020, on the urgent extraordinary measures to cope with the economic and social impact of COVID-19, including moratoriums, deferrals, extensions and expansions in the subjective scope of protection regulations. Likewise, the entities participating in the Merger supplement the government moratorium through other sector or private agreements and expand the support offered by the government-backed credit lines to the business sector through revolving credit lines and special financing lines, among others. In addition to the government and sector moratoriums, the entities participating in the Merger have granted government-backed financing (ICO guarantees).

As at 30 June 2020, the moratoriums granted by CaixaBank amounted to 15.498 billion euros and the moratoriums granted by Bankia amounted to 4.500 billion euros. Therefore, the company resulting from the Merger has a combined moratorium worth 19.998 billion euros. If that credit risk of the company resulting from the Merger materialises partially or fully, this could have a material adverse effect on the business, prospects, financial condition, results of operations and cash flows of the company resulting from the Merger.

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1.	Persons responsible for drawing up the document, third party information and experts report

1.1	Persons responsible for the information

Mr Óscar Calderón de Oya, General and Board Secretary, and Mr Matthias Bulach, Head of Financial Accounting, Control and Capital, acting by virtue of the resolution from the Board of Directors dated 23 October 2020 and in the name and on behalf of CaixaBank, S.A., with LEI code 7CUNS533WID6K7DGFI87 and registered office at calle Pintor Sorolla, 2-4, 46002, Valencia, assume responsibility for the content of this Document.

1.2	Responsibility statement

Messrs Óscar Calderón de Oya and Matthias Bulach state that the information contained in this Document is, to best of their knowledge, in accordance with the facts and that it makes no omission likely to affect its import.

1.3	Expert's statement or report

The pro forma financial information contained in section 5.6 of this Document includes a report from the auditors of CaixaBank, PricewaterhouseCoopers Auditores, S.L., which states that the pro forma financial information has been properly compiled on the basis stated and that the stated basis is consistent with the Company's accounting policies.

PricewaterhouseCoopers Auditores, S.L., with registered office at Paseo de la Castellana 259 B, Torre PWC, 28046 Madrid, is registered with the Companies Register of Madrid at Sheet M-87.250-1, Folio 75, Volume 9,267, Section 3, and with the Official Register of Chartered Accountants under no. S-0242 (the “Auditors”).

The Auditors' report was drafted at CaixaBank's request. The Auditors are currently the auditors of the Company and its consolidated group for the financial year 2021, in accordance with the re-election resolution of CaixaBank's General Shareholders’ Meeting on 22 May 2020.

Likewise, BDO Auditores, S.L.P., with registered office at calle Pintor Sorolla nº 11-4º, Valencia, was designated by the Companies Register of Valencia on 23 September 2020 as an independent expert to draft a single report on the justification of the exchange ratio and the assets and liabilities provided by Bankia as the company being terminated in the Merger, among other matters, in accordance with the second paragraph of article 34.1 of the Law on Structural Changes to Companies and article 349.2 of the Companies Register Regulations. BDO Auditores, S.L.P. is registered with the Companies Register of Valencia at Sheet M-238188, Folio 201, Volume 14413, Section 8 and with the Official Register of Chartered Accountants under no. S-1273.

The Auditors' report on the pro forma financial information is incorporated to this Document as an Appendix (which includes the pro forma financial information), and the independent expert's report is incorporated by reference to this Document, in accordance with that stated in the “Explanatory Note” section.

1.4	Information sourced by a third party

The Document contains information about the entities of the CaixaBank group and all the companies that form part of the business group whose parent company is Bankia (hereinafter, the “Bankia group”), and the markets where they operate, sourced from third parties or obtained from public information. Likewise, the Document contains information on Bankia which was obtained by CaixaBank based on the financial statements reviewed by Bankia’s auditors, Bankia's Universal Registration Document approved by the CNMV on 20 October 2020, other public information available on Bankia's website (www.bankia.com) and other public sources. Where information has been sourced from a third party or obtained from public information, it has been accurately reproduced, either directly or by its incorporation by reference, and as far as CaixaBank is aware and is able to ascertain from information published by that third party, no facts have been omitted which would render the reproduced information inaccurate or misleading, without prejudice to that stated in the risk factors (see “Risk factors–Risk factors relating to the Merger–This Document includes public information on Bankia, and CaixaBank has had limited access to the non-public information related to Bankia”).

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1.5	Regulatory statements

CaixaBank states that:

(a)	the Document does not constitute a prospectus within the meaning of Regulation (EU) 2017/1129; and

(b)	the Document has not been subject to the scrutiny and approval by the CNMV in accordance with article 20 of Regulation (EU) 2017/1129.

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2.	Information on the issuer and on the offeree company, company being acquired or company being divided

2.1	Information about CaixaBank

2.1.1	General information

CaixaBank's legal name is CaixaBank, S.A. and its commercial name is CaixaBank. CaixaBank is a Spanish nationality, limited liability company (sociedad anónima), registered with the Companies Register of Valencia at Volume 10370, Folio 1, Sheet V-178351, and in the Special Register of the Bank of Spain under number 2100, with registered office at Calle Pintor Sorolla, 2-4, 46002, Valencia (telephone number: +34 934117503), tax number A08663619 and legal entity identifier (LEI) 7CUNS533WID6K7DGFI87. It was incorporated by means of a notarial deed granted on 12 December 1980 before the notary of Barcelona, Mr Eduardo Blat Gimeno, under record number 2,375, in Barcelona, Spain.

CaixaBank's website is www.CaixaBank.com. The Company's website and its content do not form part of nor are they incorporated to this Document, whether by reference or in another way, unless otherwise stated in this Document.

CaixaBank's individual and consolidated financial statements for 2019 were audited by the Auditors, whose identification details are stated in section 1.3 above, and are filed in the corresponding CNMV's public registers. CaixaBank's condensed interim consolidated financial statements for the six months ending on 30 June 2020 were subject to a limited review by the Auditors, and are filed in the corresponding CNMV's public registers.

2.1.2	Business overview

This section includes a number of cross references to the content in each case required in the documents incorporated by reference, in accordance with that stated in the “Explanatory Note” section.

(A)	Key principal activities, including the main categories of products sold and/or services performed in the last financial year

That information is set out in:

- Section 5.1 of the Supplemented DRU.

- Note 1.1 of EFI 2020.

- Note 21 of EFI 2020.

(B)	Any significant changes impacting the operations and principal activities since the end of the period covered by the latest published audited financial statements

That information is set out in:

- Section 5.3 of the Supplemented DRU.

- Section “3. Context and perspectives” of the IGI 2020.

- Section “4. Covid-19: CaixaBank's response to the emergency and contribution to recovery” of the IGI 2020.

(C)	A brief description of the principal markets including a breakdown of total revenues by operating segment and geographic market for the last financial year

That information is set out in:

- Section 5.2 of the Supplemented DRU.

- Note 21 of EFI 2020.

- Section “1. Key financial and non-financial indicators” of the IGI 2020.

- Section “6. Financial reporting and results” of the IGI 2020.

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2.1.3	Investments

(A)	A description of the material investments made since the date of the last published financial statements and which are in progress and/or for which firm commitments have already been made, together with the anticipated source of funds

That information is set out in:

- Section 5.7 of the Supplemented DRU.

- Note 8.1 of EFI 2020.

- Note 11 of EFI 2020.

- Note 12 of EFI 2020.

- Note 13 of EFI 2020.

- Note 14 of EFI 2020.

- Note 15 of EFI 2020.

- Section “2. Our identity” of the IGI 2020.

Likewise, as of the date of this Document, CPC's sale to Global Payments (as defined in the Document) of 29% of its stake in Comercia Global Payments, Entidad de Pago, S.L., and disclosed by CaixaBank through an inside information notice published on 31 July 2020, under registration number 402, has been carried out. For more information, see section 2.1.7(A) of this Document.

2.1.4	Corporate governance

(A)	Names, business addresses and functions within the issuer or, depending on the type of transaction, the offeree company, company being acquired or company being divided, of the members of the administrative, management or supervisory bodies and, in the case of a limited partnership with a share capital, of partners with unlimited liability

That information is set out in:

- Section 12.1 of the Supplemented DRU.

- Section C of the IAGC 2019.

- Section “2.2 Corporate governance” of the IGI 2020.

- Note 7 of EFI 2020.

Likewise, on 3 August 2020 the shareholder agreement of CaixaBank, S.A. signed on 3 August 2012 due to the merger through absorption of Banca Cívica, S.A., was rendered ineffective since its term expired. As a result of the end of the shareholder agreement, the legal person director of Fundación CajaCanarias, represented by Ms Natalia Aznárez Gómez, tendered its resignation to the Board of Directors as proprietary director. CaixaBank's Board of Directors requested Fundación CajaCanarias to resign from its position after receiving the resolution from the bank authorities verifying the suitability of Ms Carme Moragues Josa, to whom the Board, at the proposal of the Appointments Committee, resolved to appoint as independent director of CaixaBank by co-option to fill the vacancy that would be left with the resignation of Fundación CajaCanarias.

As a result of the Merger process, CaixaBank notified on 18 September 2020, through an other relevant information notice, under registration number 4501, that the CaixaBank directors, Mr Francisco Javier García Sanz (appointed through a resolution from the General Shareholders’ Meeting on 22 May 2020, also subject to verification of his suitability as director by the competent bank authority), and Ms Carmen Moragues Josa (referred to in the preceding paragraph), whose suitability verifications by the European Central Bank were being processed, would not accept their new positions since they were not expected to form part of the new Board of Directors of the company resulting from the Merger. Since that notice is incorporated by reference to the Supplemented DRU, it is incorporated by reference to this Document, in accordance with that stated in the “Explanatory Note” section.

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(B)	Identity of major shareholders

That information is set out in:

- Chapter 16 of the Supplemented DRU.

- Section “2.1 Share structure” of the IGI 2020.

Likewise, the following table provides public information available on the CNMV's website regarding the ownership of CaixaBank's voting rights at the date of publication of this Document:

Shareholder	Total voting rights
	% Direct	% Indirect	% Total
BLACKROCK INC.(1)	0.000	2.841	2.841
FUNDACION BANCARIA CAIXA D ESTALVIS I PENSIONS DE BARCELONA(2)	0.000	40.021	40.021
CRITERIA CAIXA, S.A.U.	40.021	0.000	40.021
INVESCO LTD.	1.968	0.000	1.968
NORGES BANK	3.017	0.000	3.017

(1) Indirectly through several portfolios and funds.

(2) Indirectly through CriteriaCaixa, of which it holds 100% of its share capital.

The following table provides public information available on the CNMV's website regarding the effective ownership of CaixaBank's voting rights through financial instruments at the date of publication of this Document.

Shareholder	Total voting rights through financial instruments
% Voting rights
BLACKROCK INC.	0.237
NORGES BANK	0.002

(C)	Deconsolidation for prudential purposes of CaixaBank in CriteriaCaixa

Through a relevant information notice dated 26 May 2016, under registration number 239129 (and incorporated by reference to this Document, in accordance with that stated in the “Explanatory Note” section), CriteriaCaixa published its wish to be deconsolidated for prudential purposes from CaixaBank and announced the deconsolidation conditions established by the European Central Bank, summarised as follows:

•	The voting and dividend rights of CriteriaCaixa in CaixaBank must not exceed 40% of all voting and dividend rights.

•	The proprietary directors of CriteriaCaixa at CaixaBank must not exceed 40% of all directors. This same structure must be respected on the relevant Board committees.

•	In relation to appointments of directors by co-option, the proprietary directors of CriteriaCaixa must only vote for the directors proposed by CriteriaCaixa and must abstain in all other cases. With regards to appointments of directors by shareholders at the General Meeting, CriteriaCaixa must not object to the appointments proposed by the Board (all of this, the “Terms of Appointment”).

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•	A lead director must be appointed from among the independent directors of CaixaBank with extensive powers, including relations with shareholders in corporate governance matters.

It also included the current impossibility of CaixaBank of financing CriteriaCaixa or Fundación Bancaria Caixa d’Estalvis i Pensions de Barcelona (“Fundación Bancaria la Caixa”).

The prudential deconsolidation was made effective on 26 September 2017, as announced by CriteriaCaixa through the corresponding relevant information notice, under registration number 256742 (and incorporated by reference to this Document, in accordance with that stated in the “Explanatory Note” section).

In accordance with that stated in the other relevant information notices from CaixaBank and CriteriaCaixa, under registration numbers 4955 and 4956, respectively, on 5 October 2020 the European Central Bank answered the request from CaixaBank and CriteriaCaixa, informing them that it did not object to the Terms of Appointment being rendered ineffective after the Merger, provided that, once it was carried out, the remaining deconsolidation conditions imposed by the European Central Bank continue to be met and CriteriaCaixa’s stake in CaixaBank's share capital stays at 31% or below.

As a result of the European Central Bank's response, on 9 October 2020: (i) CriteriaCaixa informed that it proposed the Board of Trustees of Fundación Bancaria la Caixa to amend the Protocol for managing Fundación Bancaria la Caixa's financial participation in CaixaBank of 18 May 2017; and (ii) CaixaBank notified that it had initiated the formalities to submit to its General Shareholders’ Meeting the amendment to its Articles of Association aimed at rendering the Terms of Appointment ineffective after the Merger.

(D)	Number of employees

That information is set out in:

- Section 15.1 of the Supplemented DRU.

- Section “1. Key financial and non-financial indicators” of the IGI 2020.

- Note 22 of EFI 2020.

2.1.5	Financial information

(A)	Financial statements (annual and half-yearly) are required to be published covering the period of 12 months prior to the publication of the Document

The annual financial statements (individual and consolidated with the group companies) and the half-yearly ones of the Company which cover the period of 12 months prior to the publication of this Document form part thereof, in accordance with that stated in the “Explanatory Note” section.

(B)	Where audit reports on the historical financial information have been refused by statutory auditors or contain qualifications, modifications of opinion, disclaimers or an emphasis of matter, the reason for this must be given and such qualifications, modifications, disclaimers or emphasis of matter must be reproduced in full.

The audit reports and, where applicable, the limited review reports on the historical financial information are presented as part of the Company's annual and half-yearly financial statements stated in section (A) above and are incorporated by reference to this Document. They do not include qualifications, modifications, disclaimers or emphasis of matter.

(C)	A description of any significant change in the financial position which has occurred since the end of the last financial period for which either audited financial statements or interim financial information have been published, or provide an appropriate negative statement.

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That information is set out in:

- Section 18.7 of the Supplemented DRU.

In addition, on 1 October 2020, CaixaBank reported to the market through an inside information notice regarding the exercise of instruments convertible or exchangeable into capital that it had approved the issuance of preferencial securities contingently convertible into newly issued ordinary shares of CaixaBank (Additional Tier 1) with exclusion of pre-emptive rights for the amount of 750 million euros (the “New Issuance”), under registration number 476. The New Issuance was issued at par value and its remuneration, which is discretionary and subject to certain conditions, was fixed at an annual 5.875% until 9 April 2028. Thereafter, it will be reviewed by applying a spread of 634.6 basis points above the 5-year EUR mid-swap rate. Such distributions will be payable quarterly in arrears.

The preferencial securities are perpetual, although they may be redeemed under certain circumstances at CaixaBank’s option, and, in any case, are to be converted into newly issued ordinary shares of the entity if the CET1 ratio of CaixaBank or of the CaixaBank group falls below 5.125%. CET1 ratios are calculated in accordance with Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms. The conversion price of the preferencial securities will be the highest of: (i) the average of the daily volume-weighted average share price of CaixaBank on each of the five consecutive trading days ending on the date on which the conversion event is announced, (ii) 1.209 euros (the floor price), and (iii) the nominal share value of CaixaBank at the time of conversion (as of today, the nominal value of an ordinary share is 1 euro).

The New Issuance was offered solely to professional investors and eligible counterparties, expressly excluding retail investors. Application for admission to trading on AIAF Mercado de Renta Fija was submitted. The preferencial securities are included as Additional Tier 1 of CaixaBank and CaixaBank group in accordance with the applicable solvency regulation.

That inside information notice is incorporated by reference to this Document, in accordance with that stated in the “Explanatory Note” section.

Information on any known trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on the prospects for at least the current financial year is set out in:

- Section “3. Context and perspectives” of the IGI 2020.

- Note 3.1 of CAC 2019.

(D)	Where applicable, the management report referred to in articles 19 and 29 of Directive 2013/34/EU

The individual and consolidated management reports for the period covered by the historical financial information are presented as part of the Company's annual and half-yearly financial statements stated in section (A) above and are incorporated by reference to this Document.

2.1.6	Legal and arbitration proceedings

(A)	Information on any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the issuer, offeree company or company being acquired is aware), during a period covering at least the previous 12 months which may have, or have had in the recent past, significant effects on the issuer, offeree company or company being acquired, or the group and/or group’s financial position or profitability, or provide an appropriate negative statement.

That information is set out in:

- Section 18.6 of the Supplemented DRU.

- Note 17.2 of EFI 2020.

- Note 23.3 of CAC 2019.

- Note 23.5 of CAC 2019.

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2.1.7	Summary of information disclosed under Regulation (EU) No 596/2014

(A)	For entities within the scope of Regulation (EU) No 596/2014, a summary of the information disclosed under Regulation (EU) No 596/2014 over the last 12 months, which is relevant as at the date of the Document

Business and financial position

•	Relevant information notice published on 5 December 2019, under registration number 284191, in which CaixaBank notified the decision of the European Central Bank regarding the group's minimum capital requirements for 2020 and about the capital buffer applicable to Other Systemically Important Institutions (O-SII).

•	Inside information notice published on 26 March 2020, under registration number 119, in which CaixaBank notified its decision to postpone the General Shareholders’ Meeting that had been announced, and cancel the proposed distribution of earnings resolved by the Board of Directors in accordance with article 253 of the Law on Corporate Enterprises and Royal Decree-Law 8/2020 on the urgent extraordinary measures to cope with the economic and social impact of COVID-19, to reduce the cash dividend proposed for 2019 and which payment must be made in a single dividend charged to 2019 results, reduce the objective established for the CET1 ratio to 11.5%, and solely for 2020 amend the dividend policy in force and stating its wish to distribute in the future the excess capital over the CET1 “target” of 12% in the form of an extraordinary dividend and/or share buyback as from 2021. It also states that the remuneration for preferencial securities contingently convertible into shares (Additional Tier1) in circulation will not be affected and that the Chief Executive Officer decided to forego any bonus for the 2020 fiscal year.

•	Inside information notice published on 5 June 2020, under registration number 270, in which CaixaBank reported that the Bank of Spain had formally notified it of the updated total and subordinated minimum requirement of equity and eligible liabilities (the “MREL requirement”) (10.56% and 7.80% of the total consolidated liabilities and equity calculated as at 31 December 2018, respectively; 22.70% and 16.77%, respectively, in terms of risk-weighted assets as at the same date). The Company informed that the MREL requirement was in line with CaixaBank's expectations and that its fulfilment was part of the long-term financing plan, which was designed so that the MREL can be comfortably met as the dates of enforcement come due.

Corporate transactions

•	Inside information notice published on 31 July 2020, under registration number 402, in which CaixaBank notified that its wholly-owned subsidiary, CaixaBank Payments & Consumer S.A. (“CPC”), had reached an agreement with Global Payments Inc. (“Global Payments”) to sell a 29% stake from its 49% participation in the share capital of Comercia Global Payments, Entidad de Pago, S.L. (a joint venture between CPC and Global Payments) for 493 million euros, which implies a valuation of 1.7 billion euros for 100% of the Company. As of the date of this Document, this transaction has been carried out.

•	Inside information notice published on 1 October 2020, under registration number 476, whose content is set out in section 2.1.5(C) above. That notice is incorporated by reference to this Document, in accordance with that stated in the “Explanatory Note” section.

2.2	Information on Bankia

2.2.1	General information

Bankia's legal name is Bankia, S.A. and its commercial name is Bankia. Bankia is a Spanish nationality, limited liability company (sociedad anónima), registered with the Companies Register of Valencia at Volume 9341, Book 6623, Folio 104, Sheet V-17274, and in the Special Register of the Bank of Spain under number 2038, with registered office at Calle Pintor Sorolla, 8, 46002, Valencia (telephone number: +34 902107575), tax number A14010342 and legal entity identifier (LEI) 549300685QG7DJS55M76. It was incorporated by means of a notarial deed granted on 5 December 1963 before the notary of Granada, Mr Antonio Tejero Romero, in Granada, Spain.

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Bankia's website is www.bankia.com. Bankia's website and its content do not form part of nor are they incorporated to this Document, whether by reference or in another way, unless otherwise stated in this Document.

Bankia's 2019 individual and consolidated financial statements were audited by Ernst & Young, S.L., with registered office at Calle de Raimundo Fernández Villaverde, 65, Torre Azca, 28003 Madrid, and have been filed in the CNMV's corresponding public registers. Ernst & Young, S.L. is registered with the Companies Register of Madrid at Volume 12,749, Folio 215, Section 8, Sheet M-23.123, and with the Official Register of Chartered Accountants under no. S-0530.

Bankia's condensed interim consolidated financial statements for the six months ending on 30 June 2020 were audited by KPMG Auditores, S.L., with registered office at Paseo de la Castellana 259 C Madrid, and have been filed in the CNMV's corresponding public registers. KPMG Auditores, S.L. is registered with the Companies Register of Madrid at Volume 11,961, Folio 90, Section 8, Sheet M-188.007, and with the Official Register of Chartered Accountants under no. S-0702.

2.2.2	Business overview

This section includes a number of cross references to the content in each case required in the documents incorporated by reference, in accordance with that stated in the “Explanatory Note” section.

(A)	Key principal activities, including the main categories of products sold and/or services performed in the last financial year

That information is set out in:

- Section 5.1 of the DRU Bankia.

- Note 1.1 of EFI Bankia 2020.

- Note 1.12 of EFI Bankia 2020.

- Section “3.3. - Business model” of the IGI Bankia 2020.

- Section “4. - Activity and results” of the IGI Bankia 2020.

- Note 1.1 of CAC Bankia 2019.

- Note 1.14 of CAC Bankia 2019.

- Section “2.3. - Business model” of the IGC Bankia 2019.

- Section “3. - Activity and results” of the IGC Bankia 2019.

(B)	Any significant changes impacting the operations and principal activities since the end of the period covered by the latest published audited financial statements

That information is set out in:

- Section 5.1.2 of the DRU Bankia.

(C)	A brief description of the principal markets including a breakdown of total revenues by operating segment and geographic market for the last financial year

That information is set out in:

- Section 5.2 of the DRU Bankia.

- Note 1.12 of EFI Bankia 2020.

- Section “3.3. - Business model” of the IGI Bankia 2020.

- Section “4. - Activity and results” of the IGI Bankia 2020.

- Note 1.14 of CAC Bankia 2019.

- Section “2.3. - Business model” of the IGC Bankia 2019.

- Section “3. - Activity and results” of the IGC Bankia 2019.

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2.2.3	Investments

(A)	A description of the material investments made since the date of the last published financial statements and which are in progress and/or for which firm commitments have already been made, together with the anticipated source of funds

That information is set out in:

- Section 5.7 of the DRU Bankia.

- Note 7.4 of EFI Bankia 2020.

- Note 9.4 of EFI Bankia 2020.

- Note 9.5 of EFI Bankia 2020.

- Note 10 of EFI Bankia 2020.

- Note 11 of EFI Bankia 2020.

- Note 12 of EFI Bankia 2020.

- Section “4. - Activity and results” of the IGC Bankia 2020.

2.2.4	Corporate governance

(A)	Names, business addresses and functions within the issuer or, depending on the type of transaction, the offeree company, company being acquired or company being divided, of the members of the administrative, management or supervisory bodies and, in the case of a limited partnership with a share capital, of partners with unlimited liability

That information is set out in:

- Section 12 of the DRU Bankia.

- Section “3.2.- Corporate governance” of the IGI Bankia 2020.

(B)	Identity of major shareholders

That information is set out in:

- Section 16 of the DRU Bankia.

- Section “11.- Share price performance and shareholding structure” of the IGI Bankia 2020.

Likewise, the following table provides public information available on the CNMV's website regarding the ownership of Bankia's voting rights at the date of publication of this Document:

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Shareholder	Total voting rights
	% Direct	% Indirect	% Total
ARTISAN PARTNERS ASSET MANAGEMENT INC.(1)	0.000	3.070	3.070
ARTISAN PARTNERS FUNDS, INC(2)	0.000	3.011	3.011
BFA TENEDORA DE ACCIONES, S.A.	61.823	0.000	61.823
FROB(3)	0.000	60.630	60.630

(1) Indirectly through several portfolios and funds.

(2) Indirectly since Artisan Partners Asset Management, Inc. and its subsidiaries have voting rights over their shares.

(3) Indirectly through BFA, of which it holds 100% of its share capital.

The following table provides public information available on the CNMV's website regarding the effective ownership of Bankia's voting rights through financial instruments at the date of publication of this Document.

Shareholder	Total voting rights through financial instruments
% Voting rights
BLACKROCK EUROPEAN MASTER HEDGE FUND LIMITED	1.180

(C)	Number of employees

That information is set out in:

- Section 15 of the DRU Bankia.

- Note 16 of EFI Bankia 2020.

2.2.5	Financial information

(A)	Financial statements (annual and half-yearly) are required to be published covering the period of 12 months prior to the publication of the Document

The annual financial statements (individual and consolidated with the group companies) and the half-yearly ones of Bankia which cover the period of 12 months prior to the publication of this Document form part thereof, in accordance with that stated in the “Explanatory Note” section.

(B)	Where audit reports on the historical financial information have been refused by statutory auditors or contain qualifications, modifications of opinion, disclaimers or an emphasis of matter, the reason for this must be given and such qualifications, modifications, disclaimers or emphasis of matter must be reproduced in full.

The audit reports on the historical financial information are presented as part of Bankia's annual and half-yearly financial statements stated in section (A) and are incorporated by reference to this Document. They do not include qualifications, modifications, disclaimers or emphasis of matter.

(C)	A description of any significant change in the financial position which has occurred since the end of the last financial period for which either audited financial statements or interim financial information have been published, or provide an appropriate negative statement.

That information is set out in:

- Section 18.7 of the DRU Bankia.

Likewise, on 15 September 2020, Bankia reported to the market through an inside information notice regarding its business and financial position, under registration number 450, that it had obtained authorisation from the Governing Council of the European Central Bank to apply a material change in the parameters of Probability of Default (PD) used in the internal capital model for credit risk applicable to its retail mortgage business, requested in October 2018 and on which it has been updating the market in its results presentations

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That authorisation will enable Bankia to extend, during the third quarter of 2020, the aforementioned material change as well as the Loss Given Default (LGD) and Credit Conversion Factor (CCF) to the whole of the retail mortgage portfolio of the Bankia stand-alone portfolio excluding the perimeter originated by BMN before the Group's integration. The entity estimated that the execution of the changes will imply a reduction in risk-weighted assets (“RWAs”) of around 5.970 billion euros.

Likewise, Bankia expects that, once all the prerequisites are met, it would be able to extend the application of those parameters to the retail mortgage portfolio of the BMN pre-merger perimeter in the fourth quarter of 2020, with an estimated reduction in RWAs of 2.280 billion euros.

In that way, the application of the received authorisation will allow Bankia to reduce its RWAs in an amount around 8.250 billion euros, which represents a positive impact of 160bps in the Common Equity Tier 1 (“CET1”) Fully Loaded ratio of the entity (112bps for the Bankia pre-merger perimeter and 48bps for the BMN pre-merger perimeter) over the second quarter closing ratio (13.27%).

That inside information notice is incorporated by reference to this Document, in accordance with that stated in the “Explanatory Note” section.

Information on any known trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on the prospects for at least the current financial year is set out in:

- Section 10.2 of the DRU Bankia.

- Section “15.- Forecasts and business outlook” of the IGI Bankia 2020.

- Section “4.1.- Economic and financial environment” of the IGI Bankia 2020.

(D)	Where applicable, the management report referred to in articles 19 and 29 of Directive 2013/34/EU

The individual and consolidated management reports for the period covered by the historical financial information are presented as part of Bankia's annual and half-yearly financial statements stated in section (A) above and are incorporated by reference to this Document.

2.2.6	Legal and arbitration proceedings

(A)	Information on any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the issuer, offeree company or company being acquired is aware), during a period covering at least the previous 12 months which may have, or have had in the recent past, significant effects on the issuer, offeree company or company being acquired, or the group and/or group’s financial position or profitability, or provide an appropriate negative statement.

That information is set out in:

- Section 18.6 of the DRU Bankia.

- Note 1.9 of EFI Bankia 2020.

- Note 20 of CAC Bankia 2019.

2.2.7	Summary of information disclosed under Regulation (EU) No 596/2014

(A)	For entities within the scope of Regulation (EU) No 596/2014, a summary of the information disclosed under Regulation (EU) No 596/2014 over the last 12 months, which is relevant as at the date of the Document

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Business and financial position

•	Inside information notice published on 15 September 2020, under registration number 450, whose content is set out in section 2.2.5(C) above.

Asset transactions, related valuations and indebtedness

•	Inside information notice published on 29 May 2020, under registration number 262, in which Bankia notified that it had reached an agreement with Cecabank, S.A. for the transfer of its collective investment schemes and pension fund depository business, which included a volume under deposit of approximately 26 billion euros for an initial consideration to be received on the closing date of the transaction of 170 million euros.

Strategic plans and projections

•	Inside information notice published on 27 March 2020, under registration number 122, in which Bankia notified that its dividend policy must be prudent for 2020, reviewing the capital distribution objective set in the 2018-2020 Strategic Plan, forsaking any extraordinary distribution for 2020 and anticipating extremely prudent criteria when setting the potential dividend charged to 2020 results, without this affecting the remuneration of the preferencial securities contingently convertible into shares (Additional Tier 1) in circulation.

Results

•	Inside information notices published on 28 July 2020, under registration numbers 361, 362 and 363, respectively, the first one in which Bankia submitted a press release on the results of the second quarter of 2020 and, among other indicators, notified that it had ended the second quarter of 2020 with a net profit of 142 million euros, i.e. 64% lower than in the previous year as a result of accelerated provisioning to cover possible contingencies arising from the Coronavirus Pandemic; the second one in which Bankia submitted the results of the second quarter of 2020; and the third one in which Bankia submitted the report on the results of the second quarter of 2020.

The aforementioned inside information notices are incorporated by reference to this Document, in accordance with that stated in the “Explanatory Note” section.

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3.	Description of the transaction

The main purpose of the transaction is to integrate the businesses of CaixaBank and Bankia. The legal structure chosen is the merger, in accordance with articles 22 and following of the Law on Structural Changes to Companies.

Specifically, the integration will be a merger through absorption of Bankia (absorbed company) by CaixaBank (absorbing company), with the termination, via dissolution without liquidation, of Bankia, and the transfer, by universal succession, of Bankia's assets and liabilities as a whole to CaixaBank, which will acquire, by universal succession, all the rights and obligations of Bankia.

As a result of the Merger, the shareholders of Bankia will receive newly issued shares in CaixaBank.

3.1	Purpose and objectives of the transaction

3.1.1	Purpose of the transaction for the issuer and its shareholders, the company affected, the company being acquired or the company being divided and its shareholders

In recent years, the banking sector is experimenting a process of restructuring and progressive concentration, caused by the need for banks to improve their efficiency and optimise operating costs in a climate of long-term reduction of interest margins as a result of negative interest rates and the economy’s deleveraging process.

Although the current global Coronavirus Pandemic has reaffirmed the fundamental role of banks in supporting families and companies, which in many cases have seen their sources of income drastically cut, this crisis will cause interest rates to remain at very low levels, or even negative, for a period longer than expected. It will also cause a rise in defaulting and bad debt provisions, negatively impacting on the profitability of banks. This backdrop requires seeking larger scales in the banking sector.

In recent years, CaixaBank and Bankia have positioned themselves as the second and fourth biggest credit entities in Spain, respectively, in terms of assets, while completing their conversion from savings to stock-listed banks, updating and improving their corporate governance, and adapting to the new regulatory framework arising out of Basel III, implemented in the EU with the Capital Requirements and Bank Resolution Directives. However, the current pandemic, along with other structural challenges faced by Eurozone banks (digital transformation, low profitability in the climate of interest rates described, etc.), make the proposed CaixaBank and Bankia merger a strategic opportunity for both entities. Thus, as stated by the Single Supervisory Mechanism on numerous occasions, a merger such as the one projected will enable tackling the above-mentioned structural challenges from a stronger position. In particular, it will enable reaching a greater number of clients with an optimised cost structure and allow the two entities to jointly make digital transformation investments, which will allow making new investments in a more efficient manner.

The merger of the entities participating in the Merger is of great strategic value given (i) the strong brand recognition of both entities, (ii) their very sound liquidity structure, (iii) their consolidated solvency, and (iv) the opportunity represented by the fostering of concentration operations through the publication of proposed guidelines by the European Central Bank, which clears up certain major uncertainties on concentration operations regarding the capital requirements applicable to the resulting entity. Furthermore, the retail banking that forms the core activity of both entities, having a notable share of the retail mortgage sector and a significant volume of small and medium enterprise business, means an optimal cultural fit between the two entities.

Following the Merger, the resulting company will be a leader in the Spanish market in terms of volume of assets, loans and deposits, and its position as a provider of long-term saving products (including investment funds, pension funds and life insurance) will be notably bolstered. Furthermore, the office network of the two entities and their areas of operation complement each other well. Thus, the resulting company will have a more balanced geographical distribution. As a result, the combined entity will be notably more efficient in its role of facilitating the flow of credit to families and companies and supporting the development of small and medium enterprises.

As a result of the Merger through absorption of Bankia by CaixaBank, the Bankia shareholders will cease to have that status (since, once the Merger is effective, Bankia will be terminated and integrated into CaixaBank), and become CaixaBank shareholders in proportion to their respective stake in Bankia, in accordance with the exchange ratio, without requiring any special actions on their part. When the current Bankia shareholders become CaixaBank shareholders, they will have the same legal and bylaw rights and duties corresponding to the current CaixaBank shareholders.

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As shareholders of the entities participating in the Merger, both the Bankia shareholders which become CaixaBank shareholders as a result of the Merger and the CaixaBank shareholders expect their investment to be reinforced due to the Merger, by creating shareholder value for the resulting company for the reasons set out in this section.

For more information on the value generated by the Merger and the purpose of the transaction for the entities participating in the Merger and its shareholders, see the presentations on the Merger reported to the market on 18 September 2020 by CaixaBank through two relevant information notices on corporate transactions, under registration numbers 4498 and 4502, respectively, since, as they are incorporated by reference to the Supplemented DRU, they are incorporated by reference to this Document and to the directors' reports of CaixaBank and Bankia, also incorporated by reference to this Document, in accordance with that stated in the “Explanatory Note” section.

3.1.2	Description of any anticipated benefits resulting from the transaction

For the reasons set out in section 3.1.1 above:

•	CaixaBank expects to generate annual cost synergies of around 770 million euros and further annual revenues of around 290 million euros;

•	the entity's solvency targets will be set at a CET1 ratio between 11.0% and 11.5% without considering the IFRS9 transitional adjustments and at a buffer between 250 and 300 basis points over the SREP regulatory requirement; and

•	CaixaBank estimates that its profit per share will increase 28% with respect to the market estimates for 2022.

3.2	Conditions of the transaction

3.2.1	Information on the procedures and terms of the transaction and the governing law of the agreement executing the transaction

In accordance with articles 22 and following of the Law on Structural Changes to Companies, to have a better understanding of the Merger process, below is a brief identification and description of its principal events in chronological order, with the relevant provisions of the regulations governing it.

(A)	Approval and signature of the joint merger plan

The joint merger plan, on which it is based, the structure and the criteria for the transaction, which are reproduced herein where necessary, was approved and signed by the Boards of Directors of CaixaBank and Bankia in their respective meetings held both on 17 September 2020, all of this in accordance with article 30 of the Law on Structural Changes to Companies.

The joint merger plan was drafted in accordance with articles 30 and 31 of the Law on Structural Changes to Companies and, therefore, it includes the provisions required as the minimum necessary content. Together with that minimum content, the joint merger plan envisages and sets out other factors related to the structural changes whose inclusion was deemed appropriate by the directors of the entities involved.

Without prejudice to the fact that the joint merger plan is incorporated by reference to this Document, its main content is summarised below:

(i)	Identification of the entities participating in the Merger

In accordance with article 31.1 of the Law on Structural Changes to Companies, section 2 of the joint merger plan identifies the entities participating in the Merger by reference to their names, their corporate forms, their registered offices, the identification details of their registration with the Companies Register of Valencia, and their tax numbers.

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(ii)	Merger exchange

(a)	Exchange ratio

In accordance with article 31.2 of the Law on Structural Changes to Companies, section 3.1 of the joint merger plan contains the Merger's exchange ratio, which will be ZERO POINT SIX EIGHT FOUR FIVE (0.6845) ordinary shares of CaixaBank, each with a nominal value of one euro, for every ONE (1) ordinary share of Bankia, each with a nominal value of one euro, where no supplementary cash compensation is envisaged.

The justification for the proposed exchange ratio is set out in the report from the CaixaBank directors, summarised in sections 3.4.4 and 3.4.5 of this Document, and the report from the Bankia directors.

(b)	Method for effecting the exchange. Capital increase to effect the exchange of Bankia shares

Section 3.2 of the joint merger plan states that CaixaBank will effect the exchange for Bankia shares, in accordance with the exchange ratio established in the preceding section, via newly issued ordinary shares.

For such purposes, sections 4.2.1 and 4.3.1 of this Document state how CaixaBank will increase capital to effect the exchange for Bankia shares and request admission to trading for the new shares issued to effect the Merger exchange on the Barcelona, Bilbao, Madrid and Valencia stock exchanges, for contracting via the Spanish Stock Exchange Interconnection System (Continuous Market).

(c)	Share exchange procedure

In accordance with article 31.2 of the Law on Structural Changes to Companies, the exchange procedure for Bankia shares is summarised in section 3.3 of the joint merger plan.

The exchange of Bankia shares for CaixaBank shares will take place once:

(i)	the merger has been agreed upon by the General Shareholders’ Meetings of both companies;

(ii)	the conditions precedent of the Merger have been met;

(iii)	the Document is available to the public; and

(iv)	the notarial instrument of Merger has been registered with the Companies Register of Valencia.

The exchange will take place from the date specified in the notice of exchange to be published on the corporate websites of the merged companies and, as other relevant information, on the website of the CNMV. For such purpose, a financial entity will be appointed to act as an exchange agent that will be specified in the above-mentioned notices.

The exchange of Bankia shares for CaixaBank shares will take place in Iberclear via the participating entities as the depositories of the shares, as per the procedures established for the book-entry system in accordance with Royal Decree 878/2015 of 2 October on the clearing, settlement and registration of marketable securities represented by book entries, the regulation of the central securities depository and central counterparty entities, the transparency requirements for the issue of securities admitted to trading on an official secondary market; and with the application of the terms of article 117 of the Law on Corporate Enterprises.

As a result of the Merger, the Bankia shares will be cancelled.

(d)	Mechanism for facilitating the exchange

Section 3.4 of the joint merger plan sets out the mechanism for facilitating the exchange, which is expanded upon in section 4.3.3 of this Document.

(iii)	Rights granted by the new shares. Date from which the new shares give right to a share of the earnings

To comply with article 31.6 of the Law on Structural Changes to Companies, section 5 of the joint merger plan states that the new shares issued by CaixaBank to effect the merger exchange will be ordinary shares of the same and only class and series as the shares currently in circulation, entitling the holders to the same rights from the date the notarial instrument of Merger is registered with the Companies Register of Valencia.

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These new shares will entitle holders, from the date the notarial instrument of Merger is registered with the Companies Register of Valencia, to a share of the earnings under the same conditions as the other holders of CaixaBank’s shares in circulation on this date.

(iv)	Accounts and valuation of the assets and liabilities of Bankia subject to transfer

For the purposes of article 31.10 of the Law on Structural Changes to Companies, section 4.2 of the joint merger plan states that the annual accounts of the merging companies for the financial year ending on 31 December 2019 have been taken into account.

For the purposes of article 31.9 of the Law on Structural Changes to Companies, section 4.3 of the joint merger plan states that the magnitudes of the assets and liabilities of Bankia are those resulting from the half-yearly financial statement as of 30 June 2020, without prejudice to the assets and liabilities transferred by Bankia being entered into the accounting of CaixaBank at their fair value from the effective date of the Merger.

(v)	Effective date of the Merger for accounting purposes

For the purposes of article 31.7 of the Law on Structural Changes to Companies, section 6 of the joint merger plan states that the date from which the transactions of the absorbed company are considered to be performed for accounting purposes by the absorbing company is the date resulting from the application of rule 44 of Bank of Spain Circular 4/2017 of 27 November on credit institutions, on the rules on public and reserved financial information and financial statement templates, and International Financial Reporting Standard 3.

The joint merger plan states that the effective date of the Merger for accounting purposes will be the date on which, once the Merger has been agreed upon by the General Shareholders’ Meetings of CaixaBank and Bankia, the last of the conditions precedent to which the effectiveness of the Merger is subject to in accordance with section 17 of the joint merger plan is met, as this is the date on which the absorbing company is considered to have acquired control of the absorbed company in accordance with the terms referred to in the above-mentioned regulations.

(vi)	Labour contributions or ancillary obligations

Section 7 of the joint merger plan states that, in accordance with article 31.3 of the Law on Structural Changes to Companies, since there are no labour contributions nor ancillary obligations at either of the entities participating in the Merger, no compensation needs to be paid for these items.

(vii)	Special rights and securities other than those representing capital

To comply with article 31.4 of the Law on Structural Changes to Companies, section 8 of the joint merger plan states that in neither of the entities participating in the Merger are there any ancillary obligations, privileged special shares or persons that have assigned special rights other than those arising from standard share ownership. Thus, no special right needs to be granted, nor does any type of option need to be offered.

The CaixaBank shares provided to Bankia’s shareholders as a result of the merger do not give the holders of these shares any special right.

That section of the joint merger plan also includes a reference to the Bankia Issuances and their potential conversion into ordinary shares of CaixaBank (instead of Bankia) after the Merger, plus a reference to the rights on CaixaBank shares of the beneficiaries of the remuneration agreements in Bankia shares after the effectiveness of the Merger. Both items are described in section 3.4.3 of this Document.

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(viii)	Benefits granted to directors and independent experts

To comply with article 31.5 of the Law on Structural Changes to Companies, section 9 of the joint merger plan states that no benefit in CaixaBank will be granted to the directors of either merging entity nor BDO Auditores, S.L.P., the independent expert designated to issue the corresponding report in relation to the joint merger plan in accordance with that stated in section 1.3 above.

(ix)	Articles of Association of the absorbing company

To comply with the requirement contained in article 31.8 of the Law on Structural Changes to Companies, the joint merger plan (i) expressly states in its section 11 that the merger will not require amending the Articles of Association of the absorbing company except with regard to the sum of the share capital and number of shares as a result of the capital increase required to effect the Merger exchange, and (ii) attaches the text of CaixaBank's Articles of Association in force at the date of the joint merger plan (available on the corporate website) as an Appendix.

(x)	Impact on employment, gender and corporate social responsibility

For the purposes envisaged in article 31.11 of the Law on Structural Changes to Companies, section 12 of the joint merger plan states that, in accordance with article 44 of the consolidated text of the Law on the Workers' Statute, approved by Royal Legislative Decree 2/2015 of 23 October governing business transfers, CaixaBank will assume the labour rights and obligations of Bankia’s employees. The entities participating in the Merger will comply with their reporting obligations and, if required, their consultation obligations with the workers’ legal representatives of each entity, in accordance with labour regulations. In addition, the proposed Merger will be notified to the appropriate relevant public entities, in particular to the Social Security General Treasury.

Following the Merger, the combined entity will analyse the overlaps, duplications and economies of scale arising from the merger, with no decision having been made at this time regarding measures of a labour nature that will have to be adopted to integrate the workforces as a result of the Merger. In any case, the integration of the workforces will take place observing the legal procedures applicable in each case and especially with regard to the reporting obligations and consultation obligations with the workers’ representatives, having meetings and negotiating with them as is required to integrate the two workforces with the most agreement possible between the parties.

It is expected that the Merger will cause changes to the make-up of the governing body of the absorbing company that will affect the gender balance of its structure.

Lastly, section 12 of the joint merger plan states that the Merger will not affect CaixaBank's corporate social responsibility.

(xi)	Other mentions to the joint merger plan

Apart from the minimum mentions required by the Law on Structural Changes to Companies, the joint merger plan includes other matters that the Boards of Directors of CaixaBank and Bankia consider relevant, summarised below.

(a)	Conditions precedent

Section 17 of the joint merger plan states that the effectiveness of the Merger is subject to certain conditions precedent, as set out in section 3.2.4 below.

(b)	Special tax treatment

Section 10 of the joint merger plan states that, in accordance with article 89.1 of Law 27/2014 of 27 November on corporate tax, the proposed merger is subject to the tax treatment established in Chapter VII of Title VII and additional provision 2 of the aforementioned law and article 45, paragraph I.B.10, of Royal Legislative Decree 1/1993 of 24 September approving the consolidated text of the transfer tax and stamp duty. That tax treatment allows for companies to restructure while applying the concept of tax neutrality, provided that such operations occur owing to valid economic reasons, such as those set out in the joint merger plan. Within three months of registration of the notarial instrument of Merger, the Merger will be communicated to the Spanish Tax Agency in accordance with articles 48 and 49 of the Corporate Tax Regulation approved by Royal Decree 634/2015 of 10 July.

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(c)	Corporate governance of the resulting company

Section 16.1 of the joint merger plan states that, owing to the Merger, the renewal of the Board of Directors will be proposed to the General Shareholders’ Meeting of CaixaBank so that the Board is made up of the 15 persons stated in section 5.4.1 below, plus the entities participating in the Merger want the suitability of the new Board members to be approved prior to the Merger's registration with the Companies Register.

That section of the joint merger plan also states that the new Board of Directors of CaixaBank, will designate from within, at its first meeting, Mr Goirigolzarri as Chair, subject to a report from the Appointments Committee as well as his responsibilities and duties, plus the responsibilities and duties of CaixaBank's current Chief Executive Officer.

For more information on the changes related to the corporate governance of the company resulting from the Merger, see section 5.4.1 below.

(d)	Assuming of the contracts and powers of attorney of the absorbed company

In accordance with section 16.2 of the joint merger plan, CaixaBank will ratify and assume as its own the agreements, covenants and contracts entered into by Bankia and the powers of attorney plus the powers of attorney for litigation granted by Bankia stated in the notarial instrument of Merger.

(e)	Compensation plans of staff whose professional activities significantly impact the risk profile of the entity

The compensation plans applicable in the resulting company to the executive directors, senior managers and other categories of staff whose professional activities significantly impact the risk profile of the entity will be subject to the regulation of credit entities in accordance with Law 10/2014 of 26 June on the regulation, supervision and solvency of credit entities, its implementing regulations and other applicable regulation.

(f)	Interim period until the effective date of the Merger

Section 15 of the joint merger plan states that the entities participating in the Merger will assume a special undertaking of good faith that obliges them to make their best endeavours to achieve the objectives established in the joint merger plan, undertaking not to perform any act or enter into any contract, agreement or transaction that could compromise the achievement of those objectives. In particular, they assume certain commitments related to the management of the entities participating in the Merger and their respective groups in the ordinary course of business between the date of the joint merger plan and the registration of the notarial instrument of Merger with the Companies Register.

(g)	Notice and reporting

Section 14 of the joint merger plan states that, to comply with article 32 of the Law on Structural Changes to Companies, the joint merger plan will be published on the corporate websites of CaixaBank and Bankia. In accordance with that envisaged in that section, and as stated above, it was published in the Official Gazette of the Companies Register on 1 October 2020, one month before the date set for the General Shareholders’ Meeting that resolves on the Merger, and will remain on the websites for at least the time required by article 32 of the Law on Structural Changes to Companies. A copy of the joint merger plan was also filed with the Companies Register of Valencia on 2 October 2020; the filing was announced in the Official Gazette of the Companies Register on 9 October 2020.

The joint merger plan also states that the documents mentioned in article 39 of the Law on Structural Changes to Companies will be added to the aforementioned corporate websites of CaixaBank and Bankia, and will be downloadable and printable, prior to the publication of the announcement convening the General Shareholders’ Meetings that resolve on the Merger. The joint merger plan will be submitted for approval by the General Shareholders’ Meeting of CaixaBank and Bankia within six months its date, in accordance with article 30.3 of the Law on Structural Changes to Companies.

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(B)	Directors' report

In accordance with article 33 of the Law on Structural Changes to Companies, the Boards of Directors of CaixaBank and Bankia drafted their respective report explaining and justifying in detail the joint merger plan with regard to its legal and financial aspects, and with particular reference to the share exchange ratio and the implications of the Merger for the shareholders, the creditors and the employees.

The reports from the directors of CaixaBank and Bankia are incorporated by reference to this Document, in accordance with that stated in the “Explanatory Note” section.

(C)	Independent expert's report on the joint merger plan

In accordance with article 34 of the Law on Structural Changes to Companies, BDO Auditores, S.L.P., as the independent expert designated by the Companies Register of Valencia on 23 September 2020, issued the mandatory report on the joint merger plan on 23 October 2020, as stated in section 1.3 above.

(D)	Convening of the General Meetings of CaixaBank and Bankia

The Board of Directors of Bankia resolved to convene its Extraordinary General Shareholders’ Meeting to be held in Valencia on 1 December 2020 at first call and, if there is no quorum, at second call, on 2 December 2020. In addition, the Board of Directors of CaixaBank resolved to convene its Extraordinary General Shareholders’ Meeting to be held in Valencia on 2 December 2020 at first call and, if there is no quorum, at second call, on 3 December 2020.

The items on the agenda of those General Meetings include the deliberation and, where applicable, the approval of the resolutions regarding the Merger between CaixaBank and Bankia, under the terms set out in the joint merger plan.

As stated above, in accordance with article 39 of the Law on Structural Changes to Companies, before the publication of the announcement to convene the respective General Meetings, the documents listed in that article will be added to the corporate websites of CaixaBank and Bankia, and will be downloadable and printable.

This Document will also be available to the shareholders.

The documentation regarding the General Meeting of CaixaBank that resolves on the Merger can be consulted on the Company's website at www.CaixaBank.com > Shareholders and Investors > Corporate governance and remuneration policy > General Shareholders’ Meeting); and the documents listed in article 39 of the Law on Structural Changes to Companies can be consulted on the Company's website at www.CaixaBank.com > Shareholders and Investors > Mergers > Documents merger CaixaBank and Bankia.

The documentation regarding the General Meeting of Bankia that will resolve on the Merger can be consulted on Bankia's website at www.bankia.com > Shareholders and Investors > Corporate governance and remuneration policy > General Meeting of Shareholders.

(E)	Merger resolutions and publication of announcements

In accordance with article 40 of the Law on Structural Changes to Companies, the Merger resolution must be adopted by the General Meetings of both companies involved in the process, conforming strictly to that envisaged in the joint merger plan.

Once the Merger resolutions, where applicable, are adopted, they will be published in the corresponding announcements in the Official Gazette of the Companies Register and in one of the newspapers with the largest circulation in the Valencia province to comply with article 43 of the Law on Structural Changes to Companies. Likewise, the merger resolution will be published on CaixaBank's corporate website and through an other relevant information notice. Those announcements will state the following: (i) the right of the shareholders and creditors of CaixaBank and Bankia to obtain the full text of the resolution adopted and the merger balance sheets, and (ii) the creditors' right to oppose the Merger.

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In accordance with article 44 of the Law on Structural Changes to Companies, with the publication of the last announcement, the mandatory period of one month will start so that the Merger can be opposed by the creditors and debenture holders of CaixaBank and Bankia whose credits arose before the date on which the joint merger plan was added to the corporate websites of CaixaBank and Bankia, were not due at that time and, until such credits are guaranteed, provided that, in the case of debenture holders, the Merger was not approved by the corresponding debenture holders' meeting. The creditors whose credits have already been sufficiently guaranteed will not have the right to oppose the Merger.

(F)	Compliance with the conditions precedent and the lapsing of the creditors' period to oppose the Merger

Once it takes place, the following will be recorded: (i) compliance with the conditions precedent to which the Merger is subject (stated in section 3.4.2 below) and (ii) the fact that the creditors' period to oppose the Merger has elapsed as regulated in article 44 of the Law on Structural Changes to Companies

(G)	Granting and registration of the notarial instrument of Merger

Once the corresponding Merger resolutions are adopted, the announcements referred to in article 43 of the Law on Structural Changes to Companies are published, the legal period for the creditors to oppose the Merger has elapsed under the terms set out in the prevailing legislation, the conditions precedent are complied with, and all the mandatory legal formalities are completed, the corresponding notarial instrument of Merger will be granted.

The notarial instrument of Merger will then be submitted for registration with the Companies Register of Valencia.

(H)	Effecting the exchange and admission to trading

Once the notarial instrument of Merger is registered, the exchange of Bankia shares for CaixaBank shares will be carried out, under the terms envisaged in the joint merger plan and in the CaixaBank directors' report (detailed in section (A)(ii) above).

CaixaBank will request admission to trading for the new shares issued to effect the Merger exchange on the Barcelona, Bilbao, Madrid and Valencia stock exchanges, for contracting via the Spanish Stock Exchange Interconnection System (Continuous Market), and will perform all required legal procedures to that end.

3.2.2	Where applicable, any conditions to which the effectiveness of the transaction is subject to, including any guarantee

The Merger is subject to a number of conditions precedent, consisting all of authorisations and non-objections from the competent authorities, as stated in section 3.2.4 of this Document.

3.2.3	Where applicable, any information on break-up fees or other penalties which may be payable if the transaction is not completed

There are no agreements determining the payment of an amount if the Merger's effectiveness is not reached.

3.2.4	Where the transaction is subject to any notifications and/or requests for authorisations, a description of those notifications and/or requests for authorisations

The planned Merger is subject to the following authorisations and non-objections from the competent authorities as conditions precedent for its effectiveness:

(i)	The Minister for Economic Affairs and Digital Transformation must give authorisation in accordance with additional provision 12 of Law 10/2014 of 26 June on the regulation, supervision and solvency of credit entities.

(ii)	The National Commission on Markets and Competition must authorise the resulting financial concentration of the Merger in accordance with Law 15/2007 of 3 July on the defence of competition and related regulations.

(iii)	No objection must have been made by the General Directorate of Insurances and Pension Funds, the CNMV or the Bank of Spain to the acquiring by CaixaBank, as a result of the Merger, of significant holdings in companies subject to the supervision of these entities. This absence of an objection either being expressly notified or owing to the elapsing of the maximum term for objections in the applicable regulations without any objection having been made.

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(iv)	No objection must have been made by the European Central Bank to the acquisition of significant holdings in CaixaBank, as a result of the Merger, either expressly declared or because of the expiration of the maximum period established in the applicable regulations without the objection having been expressed.

(v)	The authorisation or, as the case may be, non-objection by the corresponding supervisory authorities (including, in particular, the European Central Bank, the Bank of Spain, the General Directorate of Insurances and Pension Funds and the CNMV) to the acquisition by those who will be shareholders of CaixaBank after the Merger of significant indirect holdings in companies in which CaixaBank has an interest and which are subject to the supervision of said entities.

The joint merger plan also states that the Board of Directors of CaixaBank and Bankia and any person delegated by them may perform all the acts and adopt all the resolutions required for requesting, processing and obtaining the above-mentioned authorisations and any other authorisations, statements or releases required or advisable for the success of the Merger, ultimately being able to declare the above-mentioned conditions precedent met or not met or abandon trying to meet them (to the extent legally possible and advisable).

3.2.5	Where applicable, all information necessary to fully understand the financing structure of the transaction

In accordance with that set out in this Document, the Merger will occur by Bankia being merged into CaixaBank, with the termination, via dissolution without liquidation, of Bankia, and the transfer, by universal succession, of Bankia's assets and liabilities as a whole to CaixaBank, which will acquire all the rights and obligations of Bankia. As a result of the Merger, the shareholders of Bankia will receive shares in CaixaBank in exchange for their Bankia shares.

CaixaBank will effect the exchange for Bankia shares in accordance with the exchange ratio detailed in section 3.4.2 of this Document, and whose justification is set out in the report from the Bankia directors, summarised in sections 3.4.4 and 3.4.5 herein, and in the report from the Bankia directors, which was determined based on the actual value of the assets and liabilities of the entities participating in the Merger and where no supplementary cash compensation is envisaged.

CaixaBank will effect the exchange for Bankia shares via newly issued ordinary shares, as set out in sections 4.2.1 and 4.3.1 of this Document, in relation to how CaixaBank will increase its share capital by the sum necessary to cover the exchange of Bankia shares (via the issue and putting into circulation of the number of new ordinary shares required, each of a nominal value of one euro, of the same and only class and series as those currently in circulation, represented as book entries, whose subscription will be reserved for the holders of Bankia shares), and request admission to trading for the new shares issued to effect the Merger exchange on the Barcelona, Bilbao, Madrid and Valencia stock exchanges, for contracting via the Spanish Stock Exchange Interconnection System (Continuous Market). Finally, section (A)(ii)(c) of this Document describes the procedure for exchanging the shares issued.

3.2.6	Timetable of the transaction

The principal events in the Merger are set out below. This is a provisional timetable, since compliance with the conditions precedent required to achieve the Merger's effectiveness detailed in section 3.2.4 and the registration of the notarial instrument of Merger depend on the authorities that must carry out the relevant actions, so this is beyond the entities participating in the Merger' control. An approximate timetable for the principal events has been included.

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DATE	PRINCIPAL EVENT
17/09/2020	Meeting of the Boards of Directors of the entities participating in the Merger to approve, among other matters: (i) the replacement of the merger balance sheet with a half-yearly financial statement for the first half of 2020 (in the case of Bankia); (ii) the drafting and signature of the joint merger plan for the merger through absorption of Bankia by CaixaBank; and (iii) the request for appointing a single independent expert.
18/09/2020

Publication of the inside information notices by the entities participating in the Merger, announcing the transaction and adding the joint merger plan to their websites.

Request to the Companies Register of Valencia of the publication of the inclusion of the joint merger plan to the respective websites and appointment of an independent expert to draft a single report on the joint merger plan.

23/09/2020

Appointment of an independent expert by the Companies Register of Valencia and acceptance of the appointment by the independent expert.

Meeting of the Board of Directors of CaixaBank to draft its merger balance sheet.

01/10/2020	Publication in the Official Gazette of the Companies Register of the inclusion of the joint merger plan to the websites of the entities participating in the Merger.
23/10/2020	Issuance of the report on the joint merger plan by the independent expert.
23/10/2020

Meeting of the Boards of Directors of the entities participating in the Merger to: (i) draft the directors' report on the joint merger plan; (ii) convene the Extraordinary General Meeting that resolves on the Merger; and (iii) adopt the other resolutions related thereto.

In the case of CaixaBank, also to approve the directors' reports on the capital increase resolutions and bylaw amendments that will be approved within the context of the Merger.

Publication of the other relevant information notices by the entities participating in the Merger.

23/10/2020 – 26/10/2020	Inclusion in the entities participating in the Merger' websites of the information on the Merger stated in article 39 of the Law on Structural Changes to Companies.
27/10/2020

Publication of the announcement convening the Extraordinary General Meetings of the entities participating in the Merger.

Among other documentation, at the time of the announcement, this Document will be made available to the shareholders of the entities participating in the Merger.

01/12/2020 – 03/12/2020

Holding of the Extraordinary General Meetings of the entities participating in the Merger to approve the resolutions related to the Merger.

Publication of the other relevant information notices by the entities participating in the Merger.

04/12/2020 – 04/01/2021 (23:59)	Publication of the Merger resolution in the Official Gazette of the Companies Register and in one of the newspapers with the largest circulation in the province of Valencia, stating the creditors' right to oppose the Merger. Lapsing of the creditors' period to oppose the Merger.
On or before Y	Compliance with the conditions precedent to which the effectiveness of the Merger is subject
Y

Holding of the Board meeting of CaixaBank, approving: (i) the statement that the opposition period has elapsed and the conditions precedent have been met; (ii) the final amount of the capital increase at CaixaBank to meet the exchange; and (iii) the request for admission to trading for the new shares.

Holding of the Board meeting of Bankia, approving: (i) the statement that the opposition period has elapsed and the conditions precedent have been met; and (ii) the redemption of the remaining shares in accordance with article 26 of the Law on Structural Changes to Companies.

Publication of an other relevant or inside information notice by the entities participating in the Merger, announcing, where applicable, that they have complied with the conditions precedent of the Merger and that the Merger will be carried out.

Y+1	Granting of the Merger in a notarial instrument.
From Y+1 to Y+7

Rating and registration of the notarial instrument of Merger with the Companies Register of Valencia.

Publication of an other relevant information notice by the entities participating in the Merger, announcing the registration of the notarial instrument of Merger, including the exchange procedure and period.

From Y+7 to Y+14	Submission of the notarial instrument of Merger for the purposes of registering the new shares, effecting the Merger exchange and admitting to trading the new shares issued.

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3.3	Conflict of interests

3.3.1	Details on any conflict of interests that the issuer, offeree company, company being acquired or company being divided and any of its shareholders may have in respect of the transaction.

There are no conflicts of interest at CaixaBank, Bankia or any of their shareholders in relation to the Merger.

3.4	Consideration of the Merger

3.4.1	The addressees of the shares offered in the exchange within the framework of the Merger

The businesses of CaixaBank and Bankia will be integrated by merging Bankia into CaixaBank, with the termination without liquidation of Bankia and the transfer, by universal succession, of all its assets and liabilities to CaixaBank, where Bankia shareholders will receive newly issued CaixaBank shares in exchange, in accordance with the exchange ratio envisaged in section 3.4.2 below.

To that end, CaixaBank will increase its share capital by the sum necessary to cover the exchange of Bankia shares via the issue and putting into circulation of the number of new ordinary shares required, whose subscription will be reserved for the holders of Bankia shares, without there being pre-emptive rights.

The addressees of the shares offered in the exchange within the framework of the Merger are, therefore, only Bankia shareholders.

3.4.2	The consideration offered for each security or class of securities in particular the share exchange ratio and the amount of any cash payment

The exchange ratio of the shares of the entities participating in the Merger, determined based on the actual value of the assets and liabilities of CaixaBank and Bankia, will be of 0.6845 newly issued shares in CaixaBank, each of a nominal value of one euro, of the same characteristics and with the same rights as the existing shares in CaixaBank at the time of their issue, for every share (one) in Bankia, of a nominal value of one euro.

The exchange ratio, in accordance with article 25 of the Law on Structural Changes to Companies, was determined based on the actual value of the assets and liabilities of CaixaBank and Bankia, considering the methodologies set out and justified in the report from the CaixaBank directors, summarised in sections 3.4.4 and 3.4.5 of this Document and in the report from the Bankia directors, and was subject to verification by an independent expert as set out in section 3.4.5 below.

The complementary cash payment in accordance with article 25 of the Law on Structural Changes to Companies is not provided for (without prejudice to the implementation of a mechanism for facilitating the exchange in the terms of section 4.3.3 below).

3.4.3	Information concerning any contingent consideration agreed in the context of the transaction (e.g. any obligation of the acquiring company to transfer additional securities or cash to the former owners of the company being acquired if future events occur or conditions are met)

No contingent considerations have been agreed within the context of the Merger.

Nevertheless, and for information purposes, it is hereby stated that Bankia issued, prior to the Merger, two series of Perpetual Non-Cumulative Contingent Convertible Additional Tier 1 Preferred Securities on 19 September 2018 amounting to 500 million euros, under ISIN code XS1880365975, and on 18 July 2017 amounting to 750 million euros, under ISIN code XS1645651909 (the “First Issuance”, the “Second Issuance” and, together, the “Bankia Issuances”). Following the merger, CaixaBank will assume the position of Bankia and succeed it as the issuing entity of these securities in accordance with their terms and conditions. Thus, once the notarial instrument of Merger has been registered with the Companies Register of Valencia, all the mentions made to Bankia in the Bankia Issuances must be understood to be made to CaixaBank and, as a result, those perpetual bonds will become convertible into ordinary shares of CaixaBank (instead of Bankia), without prejudice to any adjustments that must be made to the floor price to maintain the equivalence of the terms of the Bankia Issuances after the Merger.

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Within that context, the Board of Directors of CaixaBank proposed to the General Shareholders’ Meeting that resolves on the Merger, to approve both capital increases in the necessary amount to, where applicable, meet the future conversion of the contingent convertible perpetual bonds issued by Bankia, and to request the admission to trading for any new shares that are issued, where applicable, on the Barcelona, Bilbao, Madrid and Valencia stock exchanges, for contracting via the Spanish Stock Exchange Interconnection System (Continuous Market).

At the time of the General Shareholders’ Meeting that resolves on the Merger and the preceding capital increases, it will not be possible to determine the amount of capital increase required to cover the conversion of the Bankia Issuances since the conversion ratio of each Bankia Issuance is variable and subject to the adjustments envisaged in each one's terms and conditions. Nevertheless, since the First Issuance sets the floor price (which, once the Merger is effected, will be 4,350 euros, after making the necessary adjustments to maintain the equivalence of the terms, considering the replacement of the Bankia shares for CaixaBank shares as shares to be delivered in the case of conversion), and subject to potential adjustments, the maximum number of shares of the increase which may be necessary to cover the conversion of the bonds of the First Issuance could be determined as the quotient (rounded by default, where applicable) resulting from dividing the total nominal amount of the First Issuance by the new floor price (without prejudice to the floor price adjustments that may be applicable), so that the maximum nominal amount of capital that would be needed to cover the conversion of all the bonds of the First Issuance would amount to 172,413,793 euros, by issuing 172,413,793 shares, with a nominal value of one euro each (subject, as mentioned above, to floor price adjustments as appropriate). Likewise, since the Second Issuance sets the floor price (which, once the Merger is effected, will be 3,210 euros, after making the necessary adjustments to maintain the equivalence of the terms, considering the replacement of the Bankia shares for CaixaBank shares as shares to be delivered in the case of conversion), and subject to the potential adjustments, the maximum number of shares of the increase which may be necessary to cover the conversion of the bonds of the Second Issuance could be determined as the quotient (rounded by default, where applicable) resulting from dividing the total nominal amount of the Second Issuance by the new floor price (without prejudice to the floor price adjustments that may be applicable), so that the maximum nominal amount of capital that would be needed to cover the conversion of all the bonds of the Second Issuance would amount to 155,763,239 euros, by issuing 155,763,239 shares, with a nominal value of one euro each (subject, as mentioned above, to floor price adjustments as appropriate).

Each capital increase will be performed, whenever it is necessary to meet the conversion of the bonds of the First and Second Issuance, respectively, by issuing new ordinary shares with the same nominal value and the same rights as the ordinary shares in circulation on the dates on which the corresponding capital increase resolution is executed. Every time that the capital increase resolutions are executed in the stated way, the articles of CaixaBank's Articles of Association regarding the capital amount and the number of shares into which it is divided will be redrafted. The specific number of shares to issue and the amount of capital increase will be determined each case in accordance with the terms and conditions of each Bankia Issuance.

In accordance with article 304.3 of the Law on Corporate Enterprises, the CaixaBank shareholders will not be entitled to pre-emptive rights in the capital increases resulting from the contingent conversion of the bonds of the First and Second Issuance.

With regard to the rights of the beneficiaries (employees, managers and directors) of the Bankia share remuneration agreements, when the Merger becomes effective, CaixaBank will take the place of Bankia as the entity bound by these remuneration agreements. Rights on Bankia’s shares will be automatically converted into rights on CaixaBank’s shares in accordance with the terms resulting from the exchange ratio. All mentions of Bankia in the aforementioned remuneration agreements will be applicable to CaixaBank from the date the notarial instrument of Merger is registered with the Companies Register of Valencia.

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3.4.4	The valuation methods and the assumptions employed to determine the consideration offered for each security or class of securities in particular regarding the exchange ratio

(A)	Exchange ratio

The mandatory report from the Board of Directors of CaixaBank on the Merger, which is incorporated by reference to this Document, in accordance with that stated in the “Explanatory Note” section, states that the merger's exchange ratio is the result of negotiations between the entities participating in the Merger and shows their agreement at the time of approving the joint merger plan regarding the economic valuation of each one, in accordance with article 25 of the Law on Structural Changes to Companies. The exchange ratio thus established, therefore, determines the shareholding in terms of the voting and dividend rights that each merging entity will have in the resulting entity.

As stated in that report, the Board of Directors of each entity participating in the Merger has to separately assess the reasonability for it and its shareholders of the agreed exchange ratio (requesting, if considered appropriate, opinions from financial advisors), and the independent expert appointed by the Companies Register must provide an opinion on whether the exchange ratio is justified and whether the equity of the absorbed company is at least the same as the amount of the capital increase to be carried out by the absorbing company.

In accordance with the exchange ratio established, CaixaBank, as the absorbing company, will issue a maximum of 2,079,209,002 shares to be delivered to the shareholders of Bankia in exchange for their shares, which means that, immediately after the Merger, the shareholders of Bankia will own 25.8% of CaixaBank's share capital.

(B)	Justification for the exchange ratio and analysis of the valuation

In accordance with article 25 of the Law on Structural Changes to Companies, the exchange ratio was determined based on the actual value of the assets and liabilities of CaixaBank and Bankia.

Based on the foregoing, since both the shares of CaixaBank and Bankia are traded on official secondary securities markets, the Merger negotiations used, as the reference method, their stock market price since they were considered to be the best tool for calculating the actual value on which to base the exchange ratio. Therefore, the valuation using the share price as the reference is the method that is usually considered preferential when determining the actual value in the case of listed securities, and the market value is the most common criterion applied when the entities participating in the Merger are listed companies with floating capital and adequate liquidity.

To that end, at market close on 3 September 2020, the last trading session prior to the public notice stating that the entities participating in the Merger were negotiating to analyse a merger between them, the share price of CaixaBank was 1.816 euros and the share price of Bankia was 1.036 euros, which meant that, based on those share prices, the exchange ratio would be 0.5704 shares in CaixaBank for every share in Bankia.

As stated above, 14 days after that public notice, on 17 September 2020 the Boards of Directors of the entities participating in the Merger resolved to propose to their respective General Meetings, by signing the joint merger plan, a merger based on an exchange ratio of 0.6845 shares in CaixaBank for every share in Bankia. That exchange ratio implies a 20% premium on the implicit exchange ratio of 0.5704 stated in the preceding paragraph based on both share prices on 3 September 2020.

In accordance with the agreed exchange ratio, the valuations of the entities participating in the Merger at 3 September 2020 would be as follows (for the sake of clarity, all the references to the exchange ratio and the total value of CaixaBank and Bankia exclude both entities' treasury shares):

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CaixaBank		Bankia
Euros per share	Total value (millions of euros)	Euros per share	Total value (millions of euros)
1.82	10,852	1.24	3,774

Likewise, at the date of the joint merger plan (17 September 2020), the valuations of the entities participating in the Merger in accordance with the exchange ratio agreed are those stated below:

CaixaBank		Bankia
Euros per share	Total value (millions of euros)	Euros per share	Total value (millions of euros)
2.07	12,343	1.41	4,294

Moreover, between 4 September 2020, the first trading session after the public notice stating that the entities participating in the Merger were negotiating a potential merger, and 17 September 2020, the date of the joint merger plan, the implicit average exchange ratio resulting from the share performance of CaixaBank and Bankia was 0.6858 shares in CaixaBank for every share in Bankia and, therefore, it practically coincided with the Merger's exchange ratio established in the joint merger plan.

When establishing the exchange ratio, the Board of Directors of CaixaBank also considered to synergies expected to be generated with the Merger between the entities participating in the Merger, which were stated in the transaction's presentation to analysts and investors which CaixaBank made through a webcast on 18 September 2020, and which is incorporated by reference to this Document, in accordance with that stated in the “Explanatory Note” section. Likewise, the exchange ratio was established based on the entities participating in the Merger' commitment to not declare the payment of any final or interim dividend, charged to reserves or results, in cash or in kind, or make any other distribution on their share capital or reserves or the reimbursement of any part of their share capital until completion of the Merger.

Lastly, the report from the Board of Directors on the Merger states that the Board was notified of other valuation methods which, without prejudice to the fact that they do not take into account the expected synergies, show that the exchange ratio agreed by the entities participating in the Merger is within the range arising from applying those valuation methods (summarised below):

(i)	Historical share price method, which mitigates the impact of volatility on the share price at a specific time by considering different time horizons (the reference used was the several share prices prior to 3 September 2020, the last trading session prior to the public notice stating that the entities participating in the Merger were negotiating a potential merger).

(ii)	Implicit value of the entities participating in the Merger based on the objective share price allocated in the reports from the independent financial analysts and the total number of shares in circulation at the date of the joint merger plan (the reference used was the objective prices stated in the analysts' reports issued after the publication of the results from the second quarter of 2020 of each of the entities participating in the Merger and until 3 September 2020, the last trading session prior to the public notice stating that the entities participating in the Merger were negotiating a Merger).

(iii)	Valuation using multiples, which combines the market valuation (using the multiples of listed comparables and the expectations from the independent financial analysts regarding their future profitability) with the equity values of CaixaBank and Bankia.

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To that end, that method uses a regression analysis based on the price to tangible book value (PTBV) (where tangible book value is equity, excluding minority interest, other capital instruments issued and recognised under equity and intangible assets) and the expected return on tangible equity (ROTE) of listed comparables, using three-year profitability projections.

Such regression analysis was also used based on the equity values adjusted for an excess and shortfall in capital.

The valuation using multiples was also used following the warranted equity valuation (WEV) method (calculating the theoretical intrinsic valuation multiple by relating the return on tangible equity to the cost of equity).

(iv)	Lastly, the report describes the premiums paid method in precedent transactions, for which precedent transactions, in both the banking sector and other economic sectors, to have taken place in Spain and in Europe, Middle East and Africa (EMEA) where the price was fully paid in shares of the absorbing company, were considered.

(C)	Fairness opinion

Morgan Stanley & Co. International Plc., CaixaBank's financial advisor in the Merger, issued on 17 September 2020 a fairness opinion to CaixaBank's Board of Directors (incorporated by reference to this Document, in accordance with that stated in the “Explanatory Note” section), concluding that, on that date and based on the elements, restrictions and assumptions in the opinion, the exchange ratio proposed was fair for CaixaBank and its shareholders from a financial point of view.

(D)	Report from the Board of Directors of Bankia

The Board of Directors of Bankia drafted its own directors' report which, in accordance with article 33 of the Law on Structural Changes to Companies, justified in detail the joint merger plan with regard to its legal and financial aspects, and with particular reference to the share exchange ratio and the special valuation difficulties that may exist. That report details the valuation methods and assumptions used by the Board of Directors of Bankia to determine the exchange ratio.

For more information, see the directors' report from CaixaBank, incorporated by reference to this Document, in accordance with that stated in the “Explanatory Note” section.

3.4.5	Indication of any appraisals/reports prepared by independent experts and information where these reports may be found for perusal

The exchange ratio was subject to verification by an independent expert designated by the Companies Register of Valencia in accordance with article 34 of the Law on Structural Changes to Companies. BDO Auditores, S.L.P., as the independent expert designated by the Companies Register of Valencia, issued a report on 23 October 2020 to verify the exchange ratio proposed in the joint merger plan, stating the methods used by the boards of directors to establish the exchange ratio of the shares of the shareholders in Bankia as the terminating company, explaining if those methods were appropriate, and stating the opinion if whether or not the exchange ratio is justified; it also provides an opinion if the assets and liabilities provided by Bankia as the terminating company are at least the same as the amount of the capital increase at CaixaBank.

Likewise, Morgan Stanley & Co. International Plc. issued on 17 September 2020 a fairness opinion to CaixaBank's Board of Directors regarding the fairness of the exchange ratio proposed for the Merger from a financial point of view for CaixaBank and its shareholders.

The independent expert's report plus the aforementioned fairness opinion are incorporated by reference to this Document, in accordance with that stated in the “Explanatory Note” section.

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4.	Equity securities offered to the public or admitted to trading on a regulated market for the purpose of the transaction

4.1	Working capital statement

4.1.1	Statement by the issuer that, in its opinion, the working capital is sufficient for the issuer's present requirements or, if not, how it proposes to provide the additional working capital needed

In the Company's opinion, it has sufficient working capital to meet its current needs for at least 12 months from the publication of this Document.

4.2	Information concerning the equity securities to be offered/admitted to trading

4.2.1	General information

CaixaBank will effect the exchange for Bankia shares, in accordance with the exchange ratio established in the joint merger plan, as set out in section 3.4.2, via newly issued ordinary shares.

To that end, CaixaBank will increase its share capital by the sum necessary to cover the exchange of Bankia shares via the issue and putting into circulation of the number of new ordinary shares required, each of a nominal value of one euro, of the same and only class and series as those currently in circulation, represented as book entries, whose subscription will be reserved for the holders of Bankia shares, without there being pre-emptive rights in accordance with article 304.2 of the Law on Corporate Enterprises.

In application of article 26 of the Law on Structural Changes to Companies, under no circumstances will any Bankia shares owned by CaixaBank or any shares that, where applicable, Bankia holds as treasury shares be exchanged. The joint merger plan states that, on their subscription date by the directors of the entities participating in the Merger (17 September 2020), CaixaBank did own shares in Bankia. On the other hand, on the same date Bankia had 31,963,300 treasury shares.

The joint merger plan states that, considering the total number of Bankia shares in circulation on the date of the joint merger plan that could be exchanged (i.e. 3,069,522,105 shares, each with a nominal value of one euro, less the stated 31,963,300 own shares, which will be kept as treasury shares until the coming into effect of the Merger and therefore will not be exchanged), the maximum number of CaixaBank shares to be issued to effect the Merger exchange is 2,079,209,002 ordinary shares, each of a nominal value of one euro, which represents a capital increase of a maximum nominal sum of 2,079,209,002 euros. The sum of the capital increase may vary depending on the treasury shares held by Bankia or CaixaBank's stake in Bankia when the Merger becomes effective.

Likewise, the Board of Directors of CaixaBank will submit for approval at the General Shareholders’ Meeting that resolves on the Merger the pertinent proposed resolution to jointly and severally delegate to the Board of Directors, the Execute Committee of the Board of Directors, the Chief Executive Officer, Mr Javier Pano Riera (Chief Financial Officer and member of the Management Committee), the Secretary and the Deputy Secretary of the Board, with express powers of substitution, the power to establish the final amount of the capital increase and, therefore, the specific amount of newly issued CaixaBank shares, within the maximum envisaged, depending on the maximum number of Bankia shares entitled to effect the exchange in accordance with the exchange ratio established in the joint merger plan, and to deliver them, plus the power to establish the terms of the increase, and carry out the necessary acts for its execution and grant any public and private documents that are necessary for effecting the increase, all of this in accordance with article 297.1 of the Law on Corporate Enterprises.

The capital increase described in this section which, where applicable, is performed will be fully subscribed and paid up as a result of the transfer as a whole of the assets and liabilities of Bankia to CaixaBank, which will acquire, by universal succession, the rights and obligations of the absorbed company. The capital increase at CaixaBank will change the amount of share capital and the number of shares into which it is divided as stated in articles 5 and 6.1 of CaixaBank's Articles of Association in force.

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The ISIN code of CaixaBank's ordinary shares is ES0140609019. The National Numbering Agency (ANCV), which belongs to the CNMV, has allocated the provisional ISIN code ES0140609324 to the shares that are issued to effect the exchange of the Bankia shares. Once the shares that are issued are admitted to trading, the ordinary shares of CaixaBank and the shares that are issued to effect the exchange of the Bankia shares will be traded under the same ISIN code.

4.2.2	Information to be provided only where the securities are not fungible with securities already admitted to trading on regulated market

The new shares issued by CaixaBank to effect the Merger exchange will be ordinary shares of the same and only class and series as the shares currently in circulation, entitling the holders to the same rights from the date the notarial instrument of Merger is registered with the Companies Register of Valencia, so they are securities fungible with the other Bankia shares already admitted to trading on the Barcelona, Bilbao, Madrid and Valencia stock markets, for contracting via the Spanish Stock Exchange Interconnection System (Continuous Market), as stated in section 4.2.1 above.

4.2.3	An indication of public takeover bids by third parties in respect of the issuer’s equity which have occurred during the last financial year and the current financial year. The price or exchange terms attaching to such offers and the outcome thereof must be stated

During the last financial year and the current financial year, no public takeover bids were made by third parties in respect of CaixaBank's equity.

4.3	Admission to trading and dealing arrangements

4.3.1	An indication as to whether the securities offered are or will be the object of an application for admission to trading, with a view to their distribution in a regulated market, or other equivalent third country markets as defined in Article 1, point (b) of Delegated Regulation (EU) 2019/980, with an indication of the markets in question. If known, the earliest dates on which the securities will be admitted to trading

Once the notarial instrument of Merger is registered, the exchange of Bankia shares for CaixaBank shares will be carried out, under the terms envisaged in the joint merger plan and in the CaixaBank directors' report. Through the General Shareholders’ Meeting that resolves on the Merger, CaixaBank will request admission to trading for the new shares issued to effect the Merger exchange on the Barcelona, Bilbao, Madrid and Valencia stock exchanges, for contracting via the Spanish Stock Exchange Interconnection System (Continuous Market), and will perform all required legal procedures to that end. For more information on the dates, see section 3.2.6 of this Document.

4.3.2	All the regulated markets, or equivalent third country markets as defined in Article 1, point (b), of Delegated Regulation (EU) 2019/980, on which, to the knowledge of the issuer, securities of the same class of the securities (e.g. depository receipts and underlying shares) to be offered or admitted to trading are already admitted to trading

The CaixaBank shares are already admitted to trading on the Barcelona, Bilbao, Madrid and Valencia stock exchanges, for contracting via the Spanish Stock Exchange Interconnection System (Continuous Market).

4.3.3	Details of the entities that have given a firm commitment to act as intermediaries in secondary trading, providing liquidity through bid and offer rates and a description of the main terms of their commitment

No entities have given a firm commitment to act as intermediaries in secondary trading.

Nevertheless, Bankia’s shareholders who own a number of shares that, in accordance with the agreed upon exchange ratio, do not entitle receiving a whole number of CaixaBank shares, may acquire or transfer shares so that the resulting shares they hold entitle them, in accordance with the exchange ratio, to receive a whole number of CaixaBank shares. Without prejudice to this, the merging companies have established a mechanism to facilitate Bankia’s shareholders receiving whole numbers of CaixaBank shares by virtue of the exchange.

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That mechanism entails appointing a financial entity as an odd-lot dealer, that will act as the counterparty for the purchase of share excesses and shortfalls. Thus, any Bankia shareholder which, in accordance with the established exchange ratio and taking into account the number of Bankia held shares, is not entitled to receive a whole number of CaixaBank shares or is entitled to receive a whole number of CaixaBank shares but has an additional number of Bankia shares insufficient to have the right to receive an additional CaixaBank share, may transfer these surplus Bankia shares to the odd-lot dealer, which will pay the shareholders in cash for the value of these shares at the price specified in the notice of exchange.

Except in the case of express instructions in writing to the contrary, it is understood that Bankia’s shareholders may make use of the fraction purchase system without having to send instructions to the depository institution of their shares, which will inform them of the result of the operation once concluded.

The odd-lot dealer designated will be subsequently notified to the market, in the most appropriate way.

4.3.4	Lock-up agreements

There are no lock-up agreements in relation to the Merger.

4.4	Expenses of the issue

4.4.1	The total net proceeds and an estimate of the total expenses of the issue

In accordance with the Merger's legal nature, Bankia will be merged into CaixaBank, with the termination, via dissolution without liquidation, of Bankia, and the transfer, by universal succession, of Bankia's assets and liabilities as a whole to CaixaBank, which will acquire all the rights and obligations of Bankia. As a result of the Merger, the shareholders of Bankia will receive shares in CaixaBank in exchange for their Bankia shares. Consequently, the Company will not receive any proceeds from the transaction.

The total estimated expenses of the issue for CaixaBank are approximately 12 million euros.

4.5	Dilution

4.5.1	A comparison of the net asset value per share as of the date of the latest balance sheet before the transaction and the issue price per share within that transaction

As at 30 June 2020, the underlying book value per share was 4.0767 euros.

Regarding the issue price per share within the Merger, the nominal value of the new shares that CaixaBank issues to effect the exchange for the Bankia shares will be one euro each.

In accordance with the applicable business combination standards, the issue or merger premium (the “Issue Premium”) will be considered to be the difference between (i) the price, at the effective date of the Merger for accounting purposes, of the newly issued shares in CaixaBank that are finally delivered to effect the exchange, and (ii) their nominal value. As stated in section 3.2.1(A)(v) of this Document, the effective date of the Merger for accounting purposes will be the date on which, once the Merger has been agreed upon by the General Shareholders’ Meetings of CaixaBank and Bankia, the last of the conditions precedent to which the effectiveness of the Merger is subject to is met.

4.5.2	An indication of the dilution (including the dilution in voting rights) that existing shareholders of the issuer will experience as a result of the offer

The current shareholders of CaixaBank will see their stake diluted by a maximum of 25.8% as a result of the Merger, assuming that the maximum number of CaixaBank shares to be issued to effect the Merger exchange is 2,079,209,002 ordinary shares in CaixaBank, each of a nominal value of one euro, which represents a capital increase of a maximum nominal sum of 2,079,209,002 euros (see section 4.2.1 of this Document for more information about the calculation).

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4.5.3	Additional information where there is a simultaneous or almost simultaneous offer or admission to trading of the same class

There will not be a simultaneous or almost simultaneous offer or admission to trading of the same class.

4.5.4	A table presenting the number of securities and voting rights as well as the share capital for both before and after the transaction. In the case of a merger, and to the extent applicable, the merger premium before and after the transaction

Below is a table with the number of securities, voting rights and share capital before and after the Merger. The number of shares after the Merger is calculated based on the calculation of the maximum capital increase that will be performed by CaixaBank to effect the exchange of the Bankia shares, in accordance with that stated in section 4.2.1 above.

	Before the Merger	After the Merger(1)

Number of CaixaBank securities (shares)	5,981,438,031	8,060,647,033 (2)
Voting rights	5,981,438,031	8,060,647,033 (2)
Share capital (euros)	5,981,438,031	8,060,647,033 (2)

(1)	The calculation of the number of shares, voting rights and share capital of the company resulting from the Merger includes the capital increase that will be performed by CaixaBank to effect the exchange of the Bankia shares.

(2)	The number of shares, voting rights and share capital of the company resulting from the Merger are calculated with the maximum number of CaixaBank shares to be issued to effect the exchange ratio of the Merger, considering the number of Bankia shares owned by CaixaBank and the number of Bankia shares owned directly as treasury shares, as at 17 September 2020.

In accordance with the applicable business combination standards, the Issue Premium will be considered to be the difference between (i) the price, at the effective date of the Merger for accounting purposes, of the newly issued shares in CaixaBank that are finally delivered to effect the exchange, and (ii) their nominal value. As stated in section 3.2.1(A)(v) of this Document, the effective date of the Merger for accounting purposes will be the date on which, once the Merger has been agreed upon by the General Shareholders’ Meetings of CaixaBank and Bankia, the last of the conditions precedent to which the effectiveness of the Merger is subject to is met.

4.6	Advisors

4.6.1	If advisors connected with an issue are referred to in the Document, a statement of the capacity in which the advisors have acted

Apart from that stated in section 1.3 of this Document regarding the report drafted by the Auditors on the pro forma financial information and the independent expert report by BDO Auditores, S.L.P. on the joint merger plan and the assets and liabilities provided Bankia as the terminating company in the proposed merger, Morgan Stanley & Co. International Plc. acted as CaixaBank's financial advisor in the Merger, issuing on 17 September 2020 a fairness opinion to CaixaBank's Board of Directors regarding the fairness of the exchange ratio proposed for the Merger from a financial point of view for CaixaBank and its shareholders.

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5.	Impact of the transaction on the issuer

5.1	Strategy and objectives

5.1.1	The issuer shall provide a description of its intentions with regard to the future business following the transaction, including an indication of any significant changes impacting the operations, principal activities as well as the products and services as a result of the transaction. Where applicable, this information shall include a description of the business prospects, any restructuring and/or reorganisation as well as details of the plans drawn up by the companies participating in the transaction, with particular reference to which part of these plans is due to be implemented in whole or in part in the next 12 months

On 18 September 2020, CaixaBank notified the market, through other relevant information notices on corporate transactions, both presentations on the Merger, under registration numbers 4498 and 4502, respectively. They explained CaixaBank's strategy and objectives regarding the company resulting from the Merger and the business prospects.

There will not be any significant changes impacting the operations, principal activities or products and services as a result of the Merger.

Those other relevant information notices are incorporated by reference to the Supplemented DRU, so they are incorporated by reference to this Document, in accordance with that stated in the “Explanatory Note” section.

5.2	Material contracts

5.2.1	A brief summary of all material contracts of the issuer, offeree company, company being acquired or company being divided, which are affected by the transaction

As a result of the Merger, there may be a reorganisation of the various alliances in the banking-insurance area and in other areas of which Bankia forms part. If a reorganisation of the alliances leads to the termination of agreements and/or the acquisition of stakes in entities currently owned by Bankia and its partners, this means that CaixaBank will have the obligation to pay certain amounts to the corresponding alliance partner. The amounts to be paid are subject to certain valuation factors which are beyond the control of CaixaBank and Bankia and, therefore, the outcome and impact on the company resulting from the Merger are uncertain.

5.3	Disinvestment

5.3.1	To the extent known, information on material disinvestments such as material sales of subsidiaries or any major line(s) of business after the transaction becomes effective, together with a description of possible impacts on the transaction

As of the date of this Document, CaixaBank has not made any decisions regarding the potential reorganisation of the Bankia subsidiaries acquired as a result of the Merger. However, in accordance with the integration purpose and objectives pursued by the Merger, and based on the activities carried out by both groups, any duplicities detected among the activities are likely to be integrated once the Merger is completed.

5.3.2	Information on any material cancellation of future investments or disinvestments previously announced

As of the date of this Document, CaixaBank has not made any decisions regarding the cancellation of material future investments or disinvestments previously announced.

5.4	Corporate governance immediately after the transaction

5.4.1	Names, business addresses and functions within the issuer of the members of the administrative, management or supervisory bodies and, in the case of a limited partnership with a share capital, of partners with unlimited liability

As a result of the Merger, the renewal of the Board of Directors will be proposed to the General Shareholders’ Meeting of CaixaBank so that the Board is made up of the following 15 persons:

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-	Mr Tomás Muniesa Arantegui, currently appointed proprietary director of CaixaBank at the proposal of the shareholder CriteriaCaixa, based on its interest in the share capital of CaixaBank; holding the position of Vice-Chair of the Board of Directors.

-	Mr José Serna Masiá, currently appointed proprietary director of CaixaBank at the proposal of the shareholder CriteriaCaixa, based on its interest in the share capital of CaixaBank.

-	Mr Gonzalo Gortázar Rotaeche, currently executive director of CaixaBank; holds the position of Chief Executive Officer.

-	Ms María Verónica Fisas Vergés, currently independent member of the Board of CaixaBank.

-	Ms Cristina Garmendia Mendizábal, currently independent member of the Board of CaixaBank.

-	Ms María Amparo Moraleda Martínez, currently independent member of the Board of CaixaBank.

-	Mr Eduardo Javier Sanchiz Irazu, currently independent member of the Board of CaixaBank.

-	Mr John Shepard Reed, currently independent member of the Board of CaixaBank.

-	Ms Koro Usarraga Unsain, currently independent member of the Board of CaixaBank.

-	Mr José Ignacio Goirigolzarri Tellaeche, currently executive director of Bankia, entity in which he holds the position of Chair of the Board of Directors.

-	Mr Joaquín Ayuso García, currently independent member of the Board of Bankia.

-	Mr Francisco Javier Campo García, currently independent member of the Board of Bankia.

-	Ms Eva Castillo Sanz, currently independent member of the Board of Bankia.

-	Ms Teresa Santero Quintillá, at the proposal of FROB, Autoridad de Resolución Ejecutiva (based on the ownership interest it will have in CaixaBank once the Merger is effective, through its wholly-owned company, BFA Tenedora de Acciones, S.A.U.), and of BFA Tenedora de Acciones, S.A.U.

-	Mr Fernando Maria Costa Duarte Ulrich.

For such purposes, it is noted that, Mr. Jordi Gual Solé, Ms. Maria Teresa Bassons Boncompte, Mr. Alejandro García-Bragado Dalmau, Mr. Ignacio Garralda Ruiz de Velasco, and Fundación CajaCanarias, represented by Ms. Natalia Aznárez Gómez, have declared their resignation as members of the Board of Directors with effect from the effective date of the appointment of the members of the Board of Directors whose appointment is proposed to the General Meeting as a result of the registration of the Merger with the Commercial Registry and the verification of their suitability as directors by the competent banking supervisor.

With regard to the status of the new members which, if applicable, will come onto the Board of Directors of CaixaBank, it is foreseen that:

(i)	Mr Goirigolzarri will have the status of executive director;

(ii)	Ms Castillo and Messrs Ayuso and Campo, will have the status of independent directors;

(iii)	Mr Ulrich will have the status of “other external director”; and

(iv)	Ms Teresa Santero Quintillá will come onto the Board as a proprietary director, at the proposal of FROB, Autoridad de Resolución Ejecutiva (based on the ownership interest it will have in CaixaBank once the Merger is effective. through its wholly-owned company, BFA Tenedora de Acciones, S.A.U.), and of BFA Tenedora de Acciones, S.A.U.

It is expected that the new Board of Directors of CaixaBank will designate from within, at its first meeting, Mr Goirigolzarri as Chair, subject to a report from the Appointments Committee in accordance with articles 35 and 40 of CaixaBank's Articles of Association.

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The Chair, who will have the status of an executive director, will be responsible for the areas of Board Secretariat, external communication, institutional relations and internal audit (without prejudice to the Audit and Control Committee being responsible for this area). The Chair will carry out the other duties assigned to him in the Articles of Association and the current regulations, and will coordinate with the Board of Directors the operation of the Committees for a better performance of the supervisory function.

The current Chief Executive Officer will be the first executive of CaixaBank, reporting directly to the Board of Directors, being responsible for all areas not specified in the previous paragraph, and also chairing the management committee.

The governance structure and system set out in the above sections have been the subject of a favourable preliminary assessment by the governing bodies of CaixaBank and Bankia, which have considered them appropriate in light of the rationale for the Merger set out in the joint merger plan. That preliminary assessment has been confirmed by CaixaBank's Appointments Committee in accordance with the provisions of article 40.5 of its Articles of Association for the purposes of proposing to the Board of Directors the appointment of the new independent directors and reporting on the proposed appointments of the other Board members, all in accordance with articles 529-decies and 529-duodecies.4 h) of the Law on Corporate Enterprises.

For the purposes of the foregoing, the entities participating in the Merger want the suitability of the new Board members to be approved prior to the registration of the notarial instrument of Merger so that these new members can take up their positions in the first meeting of the Board of Directors held following the Merger coming to force. Thus, the Board of Directors of CaixaBank undertakes to begin the required procedure so that the proposed appointment of the new Board members is completed prior to the calling of the General Shareholders' Meeting of CaixaBank that is to vote on the approval of the joint merger plan and, as the case may be, the proposed appointments.

If any person to be appointed as a member of the Board of Directors does not obtain the suitability approval mentioned above, does not accept their appointment or for any other reason their appointment cannot be made effective, the corresponding vacancy will be covered by a candidate of the same origin, either via co-option by the Board of Directors following the General Meeting or via appointment in a subsequent General Meeting.

The business address for the members of the Board of Directors is understood to be for these purposes at calle Pintor Sorolla, 2-4, 46002, Valencia.

5.4.2	Any potential conflicts of interest that may arise as a result of the carrying out by the persons referred to in section 5.4.1 of any duties on behalf of the issuer and their private interests or other duties must be clearly stated. In the event that there are no such conflicts a statement to that effect must be made

None of the directors stated in section 5.4.1 above have notified that there will be a conflict of interest with CaixaBank after the Merger.

5.4.3	Details of any restrictions agreed by the persons referred to in section 5.4.1 on the disposal within a certain period of time of their holdings in the issuer’s securities after the transaction

In accordance with the joint merger plan, from its date and until the date of the registration of the notarial instrument of Merger with the Companies Register of Valencia, CaixaBank and Bankia undertake that their respective governing bodies will refrain from carry out any types of acts or terminate any contracts which may compromise the approval of the plan or substantially modify the exchange ratio of the shares, equity units or stakes, in accordance with article 30.2 of the Law on Structural Changes to Companies and, in particular, they undertake to:

(i)	carry out their activity in the ordinary course of business in accordance with their usual practices, observing sound and prudent management procedures in these practices with the diligence of an orderly businessman, in compliance of the applicable regulations and in a manner largely coherent and consistent with their usual practices, without making any major changes to their strategy and management; and

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(ii)	not perform any act or enter into any contract that could compromise the approval or coming into force of the Merger or substantially amend its bases, terms and conditions by significantly altering the balance sheets of the entities, and thus affect the exchange ratio of the shares described in section 3.4.2 above.

In particular, CaixaBank and Bankia undertake during the aforementioned period not to declare the payment of any final or interim dividend, charged to reserves or results, in cash or in kind, or to make any other distribution on their share capital or reserves or the reimbursement of any part of their share capital.

For the sake of clarity, actions undertaken owing to legal requirements or required by competent supervisory bodies or regulators will not constitute a non-performance of the undertakings assumed under the joint merger plan.

No restrictions were agreed after the date of registration of the notarial instrument of Merger with the Companies Register of Valencia.

5.5	Shareholding

5.5.1	The shareholding structure immediately after the transaction

After the Merger, the Company's main shareholders, based on the information contained in sections 2.1.4(B) and 2.2.4(B), will be as follows, taking into account that some of the shareholders of CaixaBank and Bankia which currently have a shareholding reportable to the CNMV would be below the obligation threshold after the Merger.

Shareholder	Total voting rights(3)
	% Direct	% Indirect	% Total
FUNDACION BANCARIA CAIXA D ESTALVIS I PENSIONS DE BARCELONA(1)	0%	30%	30%
CRITERIA CAIXA, S.A.U.	30%	0%	30%
FROB(2)	0%	15%	15%
BFA TENEDORA DE ACCIONES, S. A.	16%	0%	16%

(1)	Indirectly through CriteriaCaixa, of which it holds 100% of its share capital.

(2)	Indirectly through BFA, of which it holds 100% of its share capital.

(3)	The percentage of voting rights after the Merger is calculated based on the maximum capital increase that will be performed by CaixaBank to effect the exchange ratio for the Bankia shares, considering the number of Bankia shares owned by CaixaBank and the number of Bankia shares owned directly as treasury shares, as at 17 September 2020.

In accordance with that notified to the market on 18 September 2020 through an other relevant information notice, under registration number 4507, incorporated by reference to this Document, in accordance with that stated in the “Explanatory Note” section, CaixaBank notified that CriteriaCaixa will acquire a total of approximately 25 million shares in CaixaBank so that its stake in the Company, once the Merger is effected, continues to be above 30%.

5.6	Pro forma financial information

The report from the Auditors on the pro forma financial information is attached as an Appendix, which also contains the pro forma consolidated financial information of CaixaBank and Bankia as at 30 June 2020.

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6.	Documents available

The following documents can be consulted on the websites of the Company (www.CaixaBank.com) and Bankia (www.bankia.com), as appropriate, in the 12 months following the publication of this Document:

(a)	the Company's deed of incorporation (available for consultation in physical format at the Companies Register of Valencia, with address at Gran Via del Marqués del Túria, 57, 46005 Valencia);

(b)	the Company's updated Articles of Association (available on the Company's website at www.CaixaBank.com > Shareholders and Investors > Corporate governance and remuneration policy > Bylaws);

(c)	the other documentation incorporated by reference to this Document and stated (together with the hyperlink for online consultation) in the “Explanatory Note” section, to which we refer; and

(d)	the Protocol for managing Fundación Bancaria la Caixa's financial participation in CaixaBank, in its version dated 18 May 2017 (available on the Company's website at www.CaixaBank.com > Shareholders and Investors > Corporate governance and remuneration policy > Policies and other corporate documents); and

Likewise, this Document, including the auditors' report on the pro forma financial information, will be available on the Company's website (at www.CaixaBank.com).

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Appendix. Report from PricewaterhouseCoopers Auditores, S.L. on the pro forma financial information, which contains the pro forma consolidated financial information of CaixaBank and Bankia as at 30 June 2020

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CaixaBank, S.A. and its subsidiaries

Special report of the independent auditor on the compilation of the pro forma consolidated financial information included in the descriptive document of the merger by absorption of Bankia, S.A. by CaixaBank, S.A.

[PricewaterhouseCoopers Auditores, S.L. heading]

Special report of the independent auditor on the compilation of the pro forma consolidated financial information included in the descriptive document of the merger by absorption of Bankia, S.A. by CaixaBank, S.A.

To the Board of Directors of CaixaBank, S.A.:

We have completed our work in relation to the pro forma consolidated financial information of CaixaBank, S.A. (Parent Company) and its subsidiaries (CaixaBank Group) prepared by CaixaBank, S.A.’s management, which consists of the pro forma consolidated balance sheet as of 30 June 2020, the pro forma consolidated income statement for the six-month period ended on 30 June 2020, and the explanatory notes. The applicable criteria used by CaixaBank, S.A.’s management to compile the pro forma consolidated financial information, which are indicated in Note 4 of such pro forma consolidated financial information, are those covered in European Union Regulation (EU) 2017/1129 of the European Parliament and of the Council, taking into account the content of the draft of the Commission delegated Regulation in relation to the minimum content of the document being published for prospectus exemption in relation to an acquisition through an exchange offer, merger or spinoff (hereinafter the European Union Prospectus Regulation).

The pro forma consolidated financial information was compiled by CaixaBank, S.A.’s management with the aim of illustrating the impact that the proposed merger by absorption of Bankia, S.A. by CaixaBank, S.A., described in Note 2, would have had on the consolidated balance sheet as at 30 June 2020, and on the consolidated income statement of CaixaBank, S.A. and its subsidiaries for the six-month period ended on that date, as if such proposed merger had been effective on 30 June 2020 and 1 January 2020, respectively. As indicated in Note 3 of the attached pro forma consolidated financial information, the information used as a basis for compiling the pro forma consolidated financial information was extracted by CaixaBank, S.A.’s management from the audited abridged interim consolidated financial statements of CaixaBank, S.A. and its subsidiaries as at 30 June 2020, of which we conducted a limited review in a report dated 30 July 2020 with a favorable conclusion in which we highlighted a paragraph calling attention to the uncertainties caused by the COVID-19 situation, as well as from the audited abridged interim consolidated financial statements of Bankia, S.A. and its subsidiaries as at 30 June 2020, on which other auditors issued an audit report dated 28 July 2020 with a favorable opinion.

Directors’ responsibility for the Pro Forma Financial Information

CaixaBank, S.A.’s directors are responsible for the preparation and content of the pro forma consolidated financial information in accordance with the requirements of the European Union Prospectus Regulation. CaixaBank, S.A.’s directors are also responsible for the assumptions and hypotheses on which the pro forma adjustments are based, and which are covered in Note 4 to the pro forma consolidated financial information.

[PricewaterhouseCoopers Auditores, S.L., Pº de la Alameda, 35 Bis, 46023 Valencia, España

Tel.: +34 963 036 900 / +34 902 021 111, Fax: +34 963 036 901, www.pwc.es

R. M. Madrid, hoja 87.250-1, folio 75, tomo 9.267, libro 8.054, sección 3ª

Inscrita en el R.O.A.C. con el número S0242 - CIF: B-79 031290]

[PricewaterhouseCoopers Auditores, S.L. heading]

Our responsibility

Our responsibility is to issue the report required under paragraph 5.10.1 of the draft of the Commission delegated Regulation in relation to the minimum content of the document being published for prospectus exemption in relation to an acquisition through an exchange offer, merger or spinoff, which at no time may be understood as an accounting audit report, regarding whether the pro forma consolidated financial information has been properly compiled by CaixaBank, S.A.’s management in all of the material aspects set out in the European Union Prospectus Regulation, and in accordance with the assumptions and hypotheses defined by CaixaBank, S.A.’s management.

Our work was completed in compliance with the contents of the International Standard on Assurance Engagements (ISAE) 3420 “Engagements to Report on the Compilation of Pro Forma Financial Information included in a Prospectus”, issued by the International Auditing and Assurance Standard Board (IAASB), which requires compliance with applicable ethical standards, and requires that the task be planned and carried out with the aim of achieving reasonable assurance that management has compiled the pro forma financial information in accordance with the European Union Prospectus Regulation and the assumptions and hypothesis defined by CaixaBank, S.A.’s management in all material respects.

For the purposes of this report, we are not responsible for updating or reissuing any report or opinion about the historical financial information used to compile the pro forma consolidated financial information, or for expressing any other opinion about the pro forma financial information, regarding the assumptions and hypotheses used in its preparation, or about specific items or elements, although we have performed a limited review of the abridged interim consolidated financial statements of CaixaBank, S.A. and subsidiaries as at 30 June 2020, and other auditors have audited the abridged interim consolidated financial statements of Bankia, S.A. and subsidiaries as at 30 June 2020.

The aim of the pro forma consolidated financial information included in the prospectus is only to illustrate the impact of a significant event or transaction on the institution’s historical financial information, as if the event or transaction had occurred on the date established for these purposes, for the purposes of the pro forma consolidated balance sheet, or at an earlier date for the purposes of the pro forma consolidated income statement. Since this pro forma consolidated financial information was prepared to reflect a hypothetical situation, it is not intended to represent, and does not represent, the financial/equity situation or the operational income of CaixaBank, S.A. and subsidiaries. Therefore, we do not issue opinions about whether the financial information that would have been obtained had the aforementioned transaction occurred at 30 June 2020 or at 1 January 2020 corresponds to the attached pro forma consolidated financial information.

The purpose of this type of report is to provide reasonable assurance as to whether the pro forma consolidated financial information has been compiled, in all material respects, with the criteria used in its preparation, and this requires the performance of the necessary procedures to determine whether the criteria applied by management in this compilation provide a reasonable basis to illustrate the significant effects directly attributable to the event or transaction, and to gather appropriate and sufficient evidence as to whether:

•	The pro forma adjustments produce the appropriate effects in accordance with the aforementioned criteria;

•	The pro forma consolidated financial information reflects the appropriate application of such adjustments to the historical information; and whether

•	The accounting criteria applied by CaixaBank, S.A.’s management when compiling the pro forma consolidated financial information are consistent with the accounting criteria and policies applied in the preparation of the abridged interim consolidated financial statements of CaixaBank, S.A. and subsidiaries as at 30 June 2020.

2

[PricewaterhouseCoopers Auditores, S.L. heading]

The procedures we followed depend on our professional judgement, considering our understanding of the nature of the institution, the event or transaction on which the pro forma consolidated financial information was compiled, and other relevant facts and circumstances for the assignment.

In addition, our job requires an evaluation of the presentation of the pro forma consolidated financial information as a whole.

We consider the evidence obtained to be sufficient and appropriate to serve as a basis for our opinion.

Our Independence and Quality Control

We have complied with the requirements for independence, and other ethical requirements of the Code of Ethics for Professional Accountants of the International Ethics Standards Board for Accountants (IESBA), which are based on the fundamental principles of integrity, objectivity, professional competence and due care, confidentiality, and professional behavior.

Our firm applies the International Standard on Quality Control 1 (ISQC 1), and therefore maintains an exhaustive quality control system that includes established policies and documented procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

Opinion

In our opinion:

•	The attached pro forma consolidated financial information has been properly compiled based on the applied criteria and the assumptions and hypotheses defined by CaixaBank, S.A.’s management, in all its material aspects.

•	The accounting criteria applied by CaixaBank, S.A.’s management in compiling the attached pro forma consolidated financial information are consistent in all material respects with the accounting criteria and policies used in the preparation of the abridged interim consolidated financial statements of CaixaBank, S.A. and subsidiaries as at 30 June 2020.

3

[PricewaterhouseCoopers Auditores, S.L. heading]

Distribution and use

This report was prepared at the request of CaixaBank, S.A. in relation to the document describing the transaction for the merger by absorption of Bankia, S.A. as a company absorbed by CaixaBank, S.A., and therefore it must not be used for any other purpose or market, nor published in any other document of a similar nature, other than the document describing the transaction, without our express consent. We accept no liability to anyone other than the recipients of this report.

PricewaterhouseCoopers Auditores, S.L.

[handwritten signature]

Raúl Ara Navarro

21 October 2020

[stamp, with text in Spanish as follows:

INSTITUTO DE CENSORES JURADOS DE CUENTAS DE ESPAÑA

PRICEWATERHOUSECOOPERS AUDITORES, S.L.

2020 Núm. 08/20/00115

SELLO CORPORATIVO: 30,00 EUR

Informe sobre trabajos distintos a la auditoría de cuentas]

4

PRO FORMA FINANCIAL INFORMATION. INFORMATION ON THE MERGER OF BANKIA BY ABSORTION INTO CAIXABANK

PRO FORMA CONSOLIDATED BALANCE SHEET
(in million euros)	30/06/2020
	CAIXABANK	BANKIA	AGGREGATE	TOTAL ADJUSTMENTS		CAIXABANK GROUP PRO FORMA
Financial assets	343,532	201,128	544,651	(447)	5.2	544,204
Tangible assets of real estate nature	8,486	4,344	12,830	(232)	5.3	12,598
Intangible assets	3,883	469	4,352	358	5.6	4,710
Rest of Assets	89,680	12,514	102,194	1,031	5.5	103,225
TOTAL ASSETS	445,572	218,455	664,027	710		664,737
	CAIXABANK	BANKIA	AGGREGATE	TOTAL ADJUSTMENTS		CAIXABANK GROUP PRO FORMA
Financial liabilities	343,780	202,784	546,564	981	5.4	536,391
Provisions	3,356	1,453	4,809	249	5.7	5,058
Rest of Liabilities	74,043	1,208	75,251	404	5.5	75,655
TOTAL LIABILITIES	421,179	205,445	626,624	1,634		628,258
SHAREHOLDERS EQUITY	25,996	12,883	38,879	(810)		38,069
Capital and Share premium	18,014	3,689	21,703	505		22,208
Year-end income attributed to the owners of the parent company	205	142	347	7,737	5.8	8,084
Rest of reserves and other items of Shareholders equity	7,777	9,052	16,829	(9,052)		7,777
OTHER COMPREHENSIVE RETAINED EARNINGS	(1,628)	114	(1,514)	(114)		(1,628)
MINORITY INTERESTS (non-controlling interests)	25	13	38	0		38
TOTAL EQUITY	24,393	13,010	37,403	(924)	5.1	36,479
TOTAL LIABILITIES AND EQUITY	445,572	218,455	664,027	710		664,737

PRO FORMA CONSOLIDATED INCOME STATEMENT
(in million euros)	30/06/2020
	CABK	BANKIA	AGGREGATE	TOTAL ADJUSTMENTS		CAIXABANK GROUP PRO FORMA
Interest income	3,338	1,108	4,446	(75)	5.2	4,372
Interest expenses	(913)	(186)	(1,099)	78	5.4	(1,022)
INTEREST MARGIN	2,425	922	3,347	3		3,350
Dividend income	94	1	95	0		95
Income from companies carried by the equity method	97	24	121	0		121
Commission income	1,436	618	2,054	0		2,054
Commission expenses	(170)	(34)	(204)	0		(204)
Net gains or losses when derecognizing financial assets and liabilities not measured at fair value through profit or loss	179	138	317	0		317
Net gains or losses for financial assets and liabilities held for trading	38	2	40	0		40
Net gains or losses for non-trading financial assets measured mandatorily at fair value through profit or loss	(26)	(1)	(27)	0		(27)
Net gains or losses for financial assets and liabilities measured at fair value through profit or loss	0	0	0	0		0
Net gains or losses resulting from hedge accounting	(10)	(9)	(19)	0		(19)
Net exchange rate differences	(39)	13	(26)	0		(26)
Other operating income	252	26	278	0		278
Other operating expenses	(451)	(93)	(544)	0		(544)
Income from insurance and reinsurance contracts	717		717	0		717
Expenses of liabilities covered by insurance or reinsurance contracts	(425)		(425)	0		(425)
GROSS MARGIN	4,117	1,607	5,724	3		5,727
Administrative expenses	(2,073)	(796)	(2,869)	0		(2,869)
Depreciation	(272)	(94)	(366)	(22)	5.6	(388)
Provisions or reversion of provisions	(154)	(25)	(179)	0		(179)
Impairment or reversal of impairment of financial assets not measured at fair value through profit or loss and net gains or losses due to modification	(1,365)	(480)	(1,845)	0		(1,845)
Impairment or reversal of impairment of investments in joint ventures or associates	0	0	0	0		0
Impairment or reversal of impairment of non-financial assets	(15)	(8)	(23)	0		(23)
Net gains or losses when derecognizing non-financial assets	4	1	5	0		5
Negative goodwill recognized in income	0	0	0	7,878	5.8	7,878
Gains or losses from non-current assets and disposable groups of items classified as held for sale not eligible as discontinued operations (net)	(38)	(36)	(74)	0		(74)
PRE-TAX PROFITS OR LOSSES FROM ONGOING ACTIVITIES	204	169	373	7,859		8,232
Expenses or income for taxes on the profit or loss from ongoing activities	(1)	(27)	(28)	6		(22)
AFTER-TAX PROFITS OR LOSSES FROM ONGOING ACTIVITIES	203	142	345	7,865		8,210
After-tax gains or losses from discontinued activities	0	0	0			0
YEAR-END RESULT	203	142	345	7,865		8,210
Attributable to minority interests (non-controlling interests)	(2)		(2)			(2)
Attributable to the owners of the parent company	205	142	347	7.865		8.212

1.	INTRODUCTION

The pro forma consolidated financial information of the Group headed by CaixaBank, S.A. (hereinafter, the “CaixaBank Group”) has been prepared in compliance with Regulation (EU) 2017/1129 of the European Parliament and of the Council, with the sole aim of providing information on how the potential merger by absorption of Bankia, S.A. (hereinafter “Bankia”) by CaixaBank, S.A. (hereinafter “CaixaBank”), would have affected the CaixaBank Group’s consolidated balance sheet as at 30 June 2020 and consolidated income statement for the six-month period ended on 30 June 2020.

The pro forma consolidated financial information was prepared to reflect a hypothetical situation for illustration purposes only, based on the assumptions described below, and is therefore not intended to represent the CaixaBank Group’s actual financial situation and assets as at 30 June 2020, nor the actual income or cash flow from its operations during the six-month period ending on that date.

The basis for preparing the pro forma consolidated financial information is detailed below, and includes the basis and sources of the information and assumptions used, as indicated in sections 3 and 4 herein.

2.	DESCRIPTION OF THE TRANSACTION

On 17 September 2020, the Boards of Directors of CaixaBank and Bankia signed a Joint Merger Plan (hereinafter “the Join Merger Plan”), establishing the essential terms and the actions to be taken to integrate Bankia into CaixaBank by means of the merger by absorption of Bankia (the absorbed company) by CaixaBank (the absorbing company). The Joint Merger Plan has been filed with the Companies Register of Valencia, and has been included on the corporate websites of CaixaBank (www.caixabank.com) and Bankia (www.bankia.com).

For the purposes of this pro forma financial information, the Joint Merger Plan covers the following matters, among others:

-	The Merger will be carried out through the absorption of Bankia by CaixaBank, with extinction of Bankia via dissolution without liquidation, and the transfer in bloc of its whole assets to CaixaBank, which will acquire Bankia’s rights and obligations by universal succession.
-	The exchange ratio of the merger will be 0.6845 shares of CaixaBank, each with a nominal value of one euro, for each Bankia share, each with a nominal value of one euro (hereinafter the “Exchange Ratio”).
-	CaixaBank will meet the Exchange Ratio via newly issued shares (see section 5.1).

The Merger is subject to the approval of the General Shareholders’ Meetings of CaixaBank and Bankia, and to the authorizations foreseen in the Joint Merger Plan.

The Merger is planned to be completed on the first quarter of 2021. Once the Merger is executed, it is expected that the interest held by Criteria Caixa, S.A.U. (and, indirectly, by Fundación Bancaria Caja de Ahorros y Pensiones de Barcelona, ”la Caixa”) in CaixaBank would be of around 30% of the shares representing its share capital (as this shareholder has informed the market); and that of FROB (Fund for Orderly Bank Restructuring) (via BFA Tenedora de Acciones, S.A.) of around 16%.

3.	BASIS FOR PREPARING THE PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The financial information used as a basis to compile the pro forma consolidated financial information was the following:

-	The CaixaBank Group’s abridged consolidated interim financial statements as at 30 June 2020, prepared in accordance with the International Financial Reporting Standards adopted by the European Union (IFRS-EU), particularly IAS 34 (“Interim Financial Reporting”), subject to limited review by the external auditor[1].
-	The Bankia Group’s abridged consolidated interim financial statements as at 30 June 2020, prepared in accordance with the International Financial Reporting Standards adopted by the European Union (IFRS-EU), particularly IAS 34 (“Interim Financial Reporting”), subject to audit[2].

For a correct interpretation of the pro forma consolidated balance sheet and pro forma consolidated income statement, and the sections of this document, they should be read together with the abridged consolidated interim financial statements of the CaixaBank Group and the Bankia Group as at 30 June 2020, and with the consolidated financial statements corresponding to the 2019 financial year of both Groups. The financial information relative to both Groups is publically available on the website of the National Securities Market Commission (CNMV), as well as on their respective corporate websites.

From the preliminary review, it is presumed that insofar as the accounting framework, and therefore the valuation principles and criteria, and the accounting policies applied in preparing the pro forma consolidated financial information of the CaixaBank Group as at 30 June 2020 do not differ significantly from those applied in the preparation of the pro forma consolidated financial information of the Bankia Group as at such date, it is presumed that there was no need to make adjustments or introduce reclassifications to standardize those principles and criteria.

This pro forma consolidated financial information has been prepared in compliance with the requirements of the European Union in Regulation (EU) 2017/1129 of the European Parliament and of the Council, taking furthermore into account the content of the draft of the Commission´s delegated Regulation in relation to the minimum content of the document being published for prospectus exemption in relation to an acquisition through an exchange offer, merger or spinoff.

The following was considered when preparing the pro forma consolidated financial information of the CaixaBank Group as at 30 June 2020:

-	The consolidated balance sheet of the CaixaBank Group and the Bankia Group as at 30 June 2020 have been combined as if the transaction described had been carried out on that date. For the purposes of its presentation, the consolidated balance sheet of the CaixaBank Group and the Bankia Group as at 30 June 2020, as well as the pro forma consolidated balance sheet and pro forma adjustments, have been grouped by type of asset and liability.

_________________________

1 PricewaterhouseCoopers Auditores, S.L., 30 July 2020. Limited review report with no notable issues.

2 KPMG Auditores, S.L., 28 July 2020. Audit report with favourable opinion.

-	The consolidated income statements of the CaixaBank Group and the Bankia Group for the six-month period ending on 30 June 2020 have been combined as if the transaction described had been carried out on 1 January 2020.

In accordance with IFRS 3, the difference between the total cost of the business combination and the fair value of the Bankia Group's estimated net assets as at 30 June 2020 (adjusted as detailed in section 5) has been presented as negative goodwill in the pro forma income statement for the six-month period ended 30 June 2020. However, it should be taken into account provisionally for this year (as detailed in section 4.2).

4.	ASSUMPTIONS APPLIED

It is expressly noted that estimates and assumptions were used in preparing this pro forma consolidated financial information, and since they reflect a hypothetical situation, and necessarily refer to a moment in time prior to the future date of the accounting valuation of Bankia’s assets and liabilities, which will be incorporated into CaixaBank’s assets3, they cannot, and are not intended to represent the actual consolidated financial position or assets of the CaixaBank Group or the Bankia Group, nor the actual consolidated income thereof, nor project their financial position, or the income or cash flows of their transactions, at any eventual date or for any future period.

Pursuant to the foregoing, for the purposes of preparing this pro forma consolidated financial information, the following assumptions were made:

4.1	Determination of the cost of acquisition of the business combination

The cost of the Merger for CaixaBank will be determined according to the price of the CaixaBank shares delivered to Bankia’s shareholders pursuant to the Exchange Ratio on the date of the takeover.

For the purposes of preparing this pro forma consolidated financial information, the price applied was the closing price of CaixaBank’s shares on 15 September 2020 (two business days prior to the signing of the Joint Merger Plan), so the market variations up to that date are collected.

The sensitivity of the goodwill, negative where applicable, arising from the business combination, at a variation of +/- 10 cents in the price of the CaixaBank share until the effective takeover date, is approximately -/+ 200 million euros.

4.2	Adjustments to the fair value of the assets and liabilities

The CaixaBank Group’s pro forma consolidated balance sheet as at 30 June 2020 includes the adjustments necessary to record the assets and liabilities acquired from the Bankia Group at their fair value. These adjustments were estimated on the basis of the available information and by applying objective criteria.

The pro forma adjustments corresponding to the acquisition of Bankia are necessarily provisional. A final determination of the fair value of the assets and liabilities will be made in a one-year period from the date of the takeover, based on the estimates of an independent expert and the estimates of the Directors, who at that time will definitively allocate the cost of the transaction to assets, liabilities, and specific contingent liabilities (the “Purchase Price Allocation” hereinafter the PPA). It is estimated that there could be final adjustments in the final PPA, which could not be determined at the date of preparation of the pro forma consolidated financial information because the takeover had not occurred yet and there was no access to all of the information.

_________________________

3 In accordance with section 4.3 of the Joint Merger Plan, CaixaBank shall be responsible for valuating those Bankia’s assets and liabilities which will be incorporated with its assets as a result of the Merger, at their fair value on the date the Merger comes into effect for accounting purposes (the takeover date).

In addition, the fair value adjustments of the definitive assets and liabilities will differ from those included in the pro forma consolidated financial information, insofar as they must be calculated on the date of the takeover, a reference date therefore subsequent to the one used for the preparation of this information.

All adjustments resulting from the recording of the fair value of the assets and liabilities have been incorporated into the equity, where applicable, net of tax effect (tax rate of 30%).

For the preparation of this pro forma financial information transactions, resolutions or decisions that will take place after the date of the takeover have not been taken into account. In this regard, this pro forma financial information does not include the potential synergies that may result from the transaction, as well as the adjustments that may arise from any restructuring liabilities and other compensation costs.

The transaction will involve the recognition of certain advisory, legal, accounting, valuation and other professional fees, as well as other costs of registration and issuance of equity instruments, which will be recognized in accordance with IFRS3, IAS 32 and IFRS 9. At the date of this report these costs have not been incurred in the majority and in any case are not estimated materially, and consequently they have not been taken into consideration in the preparation of this pro forma financial information.

5.	PRO FORMA ADJUSTMENTS

The pro forma adjustments contemplated in the CaixaBank Group’s pro forma financial information are reflected as if the transaction had taken place on 30 June 2020, for purposes of the balance sheet, and on 1 January 2020, for purposes of the income statement.

The explanatory notes on the main pro forma adjustments that have been made to the consolidated financial information of the CaixaBank Group and the Bankia Group, are detailed below:

5.1	Capital increase

As indicated in section 2, the Exchange Ratio has been established at 0.6845 CaixaBank shares for each Bankia share. In preparing this pro forma financial information, the central hypothesis used to determine the cost of the business combination was the closing price of the CaixaBank shares on 15 September 2020 (two days before the signing of the Joint Merger Plan) 4 so the market variations up to that date are collected.

_________________________

4 The closing price of CaixaBank (CABK) shares on that date was 2.0170 euros per share. The cost of the business combination will be determined by the CaixaBank price on the date of the takeover.

Taking into account Bankia’s share capital on the date of the transaction of 3,069,522,105 shares (3,037,558,805 net of treasury shares), and the Exchange Ratio, these shares will be exchanged for 2,079,209,002 CaixaBank shares5. Based on CaixaBank’s price on the aforementioned date, the total value of the capital increase, and therefore the cost of acquisition of the business combination would be EUR 4.194 billion. This cost will vary according to CaixaBank’s price on the acquisition date.

The pro forma adjustment reflects an increase in share capital of EUR 2.079 billion, corresponding to the nominal value of the newly issued CaixaBank shares6, and an increase in the share premium of EUR 2.115 billion, corresponding to the difference between the effective amount of the capital increase and the nominal value of the newly issued shares. These adjustments were entered with a credit under the heading “Shareholders’ equity – Capital and Share premium” in the equity section of the attached pro forma balance sheet.

Included as a pro forma adjustment is the elimination of the Bankia Group's equity, excluding non-controlling interests, amounting to 12,997 million.

5.2	Adjustments for the fair value of Financial assets

The value of the loan portfolio classified in financial assets at amortized cost has been adjusted to include its fair value in accordance with International Financial Reporting Standard 3 – Business Combinations, in relation to both the collectively and individually tracked borrower portfolios, in comparison to the provisions established by Bankia at 30 June 2020 and entered in accordance with International Financial Reporting Standard 9 – Financial Instruments. This adjustment includes the effect of adjusting the expected lifetime loss.

The amount of the adjustment is EUR 1.209 billion, and has been entered under “Financial assets” with a charge to reserves on the pro forma consolidated financial statements, net the corresponding tax effect, in the amount of EUR 847 million (see section 5.8).

On another note, for the fixed income items entered at amortized costs, their fair value has been determined based on the quoted values of those assets. As a result, an adjustment has been made under “Financial assets” in the amount of EUR 797 million, with a credit to reserves on the pro forma consolidated financial statements, net the corresponding tax effect, in the amount of EUR 558 million (see section 5.8).

This last adjustment meant that a decrease of EUR 75 million was recorded on the pro forma consolidated income statement for the six-month period ending on 30 June 2020, under “Interest income,” due to the application of the effective interest method taking the new reference cost into account.

5.3	Adjustment for the fair value of tangible assets of real estate nature

The value of the tangible assets for own use, of the real estate investments and of the real estate assets classified as non-current assets for sale, was adjusted. To determine the market value, market proxies such as sales experience, have been considered to reflect the market value of these assets.

_________________________

5 Corresponds to the maximum number of shares that CaixaBank will issue to accommodate the exchange. This number will be reduced, where applicable, by the treasury shares held by Bankia, and by the Bankia shares owned by CaixaBank at the time of the exchange.

6 Corresponds to 2,079,209,002 newly issued CaixaBank shares with a nominal value of one (1) euro.

The estimated adjustment amounts to EUR 323 million and was entered under “Tangible assets of real estate nature” with a charge to reserves on the pro forma consolidated financial statements, net the corresponding tax effect, in the amount of EUR 165 million (see section 5.8).

5.4	Adjustments for the fair value of financial liabilities

The fair value of deposits with credit institutions and the issuance of wholesale liabilities entered at amortized cost have been adjusted. The adjustment amount is EUR 981 million, and was entered under “Financial liabilities,” with a charge to reserves on the pro forma consolidated financial statements, net the corresponding tax effect, in the amount of EUR 687 million (see section 5.8). This adjustment corresponds to the revaluation of these instruments by adjusting to market interest rates on the date that would correspond to such instruments.

Likewise, on the pro forma consolidated income statement of the six-month period ending on 30 June 2020, a decrease of EUR 78 million was entered under “Interest expenses,” due to the application of the effective interest method, taking the new reference cost into account.

5.5	Adjustments for the fair value of other assets / Rest of liabilities

The book value of non-controlling interests in associated companies was adjusted to reflect the fair value, determined on the basis of generally accepted methodologies, mainly dividend discount, based on available projections. The adjustment amount is EUR 204 million, and was entered under “Rest of Assets,” with a charge to reserves on the pro forma consolidated financial statements, net the corresponding tax effect, in the amount of EUR 201 million (see section 5.8).

The adjustments arising from the recognition of deferred tax assets from the various negative revaluations are also generated under this heading.

Symmetrically, the adjustments for tax liabilities arising from the recognition of the assets and liabilities acquired from the Bankia Group at fair value are recorded under the heading "Rest of Liabilities".

5.6	Adjustments related to intangible assets

For intangible assets that are separable or arise from other contractual rights, according to the criteria established in International Financial Reporting Standard 3 – Business Combinations, the fair value was determined on the basis of the discounted cash flow margin added over the estimated useful life of the business/contractual relationship. On this basis, intangible assets have been recognised amounting to EUR 358 million, with a charge to reserves on the pro forma consolidated financial statements, net the corresponding tax effect, in the amount of EUR 224 million (see section 5.8), the nature of which corresponds primarily to the contractual relationships of asset management clients.

In addition, intangible assets for goodwill originated in business combinations prior to the one discussed in this document have been de-recognized.

Furthermore, in preparing the pro forma consolidated income statement for the six-month period ending on 30 June 2020, it was taken into account that this adjustment was entered on 1 January 2020, which entails a greater depreciation of intangible assets amounting to EUR 22 million. This adjustment has been determined by applying an estimated useful life of 10 years.

5.7	Adjustment of provisions related to contingencies and other obligations

The assumptions for updating the value of defined benefit pension commitments, and other obligations with employees, have been standardized with the criteria established at CaixaBank.

Moreover, although International Accounting Standard 37 - Provisions establishes that, as a general criterion, contingent liabilities are not recorded for accounting purposes, in the case of business combinations, in accordance with the provisions of International Financial Reporting Standard 3 – Business combinations, the contingent liabilities of the acquired entity must be recognized and measured at their fair value on the acquisition date, insofar as it is a current obligation that arises from past events and its fair value can be measured reliably. Therefore, the contingent value resulting from the existing legal, tax and labour risks in which Bankia is involved has been recognized.

The adjustment for the aforementioned items is EUR 249 million, and was entered under “Provisions,” with a charge to reserves on the pro forma consolidated financial statements, net the corresponding tax effect, in the amount of EUR 185 million (see section 5.8).

5.8 Negative goodwill (pro forma)

In preparing the pro forma consolidated financial statements, the acquisition method contemplated in International Financial Reporting Standard 3 – Business combinations, has been applied. For this reason, the Bankia Group’s assets and liabilities as at 30 June 2020 have been identified and entered at their fair value.

The entry of these assets and liabilities at fair value resulted in a difference with respect to the acquisition cost (see section 4.1 and 5.1) of EUR 7.878 billion, which is entered under “Negative goodwill recognized in income” on the pro forma consolidated income statement for the six-month period ending on 30 June 2020.

NEGATIVE GOODWILL
(Million euros)

Acquisition price (A)	4,194
Bankia Group shareholders’ equity (net minority interests) and adjusted (B)	12,072
Net consolidated equity (30/06/20)	13,010
Minority interests (non-controlling interests)	-12
Adjustments for recognition of fair value and others	-926
Adjustment for the fair value of financial assets (section 5.2)	-289
Adjustment for the fair value of tangible assets of real estate nature (section 5.3)	-165
Adjustment for the fair value of financial liabilities (section 5.4)	-687
Adjustment for the fair value of other assets (section 5.5)	201
Adjustment related to intangible assets (section 5.6)	224
Adjustment of provisions related to contingencies and other obligations (section 5.7)	-185
NEGATIVE GOODWILL RECOGNIZED IN INCOME (A) – (B)	-7,878

This pro forma consolidated financial information does not reflect assets and liabilities that would be reflected using the acquisition method during the measurement period7.

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7 During the established measurement period of 12 months, the acquiring company, CaixaBank in this case, shall also recognize additional assets and liabilities should it obtain new information about facts and circumstances existing on the acquisition date, which, had they been known earlier, would have resulted in the recognition of such assets and liabilities on that date.